UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEUTRAL TANDEM, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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550 West Adams Street, Suite 900

Chicago, Illinois 60661

April 27, 2012

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Neutral Tandem, Inc. d/b/a Inteliquent (“Inteliquent”) to be held on May 23, 2012 at 8:00 a.m. central time in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 30, 2012.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Inteliquent.

Sincerely,

G. Edward Evans

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Neutral Tandem, Inc. d/b/a Inteliquent (“Inteliquent” or the “Company”) will be held on May 23, 2012 at 8:00 a.m. central time in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606:

1.	To elect seven directors to our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.

To consider a non-binding “say on pay” vote regarding executive compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosure in this proxy statement; and

4.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” each of its nominees to the Board of Directors, “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosure in this proxy statement.

Stockholders of record at the close of business on March 26, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. central time on May 23, 2012. You may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our related 2011 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com.

By Order of the Board of Directors,

Richard L. Monto, General Counsel, Senior Vice President and Corporate Secretary

Chicago, Illinois

April 27, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

We are soliciting proxies for our 2012 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 26, 2012, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors (the “Board” or the “Board of Directors”) and Board committees, the compensation of directors and executive officers for 2011 and other required information.

Will I receive a copy of Inteliquent’s annual report?

A copy of our 2011 Annual Report on Form 10-K and a letter from G. Edward Evans, our Chief Executive Officer, are enclosed.

You may request another free copy of our Annual Report on Form 10-K for the year ended December 31, 2011 from:

Neutral Tandem, Inc.

Attn: Chief Financial Officer

550 West Adams Street, Suite 900

Chicago, Illinois 60661

(312) 384-8000

Alternatively, you can access our 2011 Annual Report on Form 10-K and other financial information at www.proxyvote.com. We will also furnish any exhibit to the 2011 Annual Report on Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see page 6).

•	Ratification of the independent registered public accounting firm (see page 11).

•	An advisory vote to approve named executive officer compensation (see page 12).

How many directors can I vote for?

Our Board currently consists of eight directors. Mr. Barris’ term on the Board will expire at the annual meeting. Stockholders can vote for up to seven nominees.

How does the Board recommend that I vote?

Our Board unanimously recommends you vote “FOR” each of the nominees to the Board, “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 year, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosure in this proxy statement.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting, by proxy without attending the annual meeting or by Internet, telephone or mail. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of our Board. Our Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. To change your vote, simply sign, date and return the enclosed proxy card, or vote by telephone or via the Internet in accordance with the instructions in the proxy card. Only your latest dated proxy will count at the annual meeting.

How many votes do I have?

You will have one vote for every share of our common stock that you owned on March 26, 2012.

How many shares are entitled to vote?

There were 31,804,860 shares of our common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under our amended and restated by-laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•

The seven nominees for director who receive the highest number of votes at the annual meeting in person or by proxy will be elected. If the shares you own are held in “street name” by a bank, broker or other record holder, your bank, broker or other record holder is required to vote your shares according to your instructions.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

•

The affirmative vote of a majority of the shares present in person or by proxy is required for advisory approval of the Company’s executive compensation. The vote is advisory and non-binding in nature but our Compensation Committee will carefully consider the outcome of the vote when making future decisions regarding executive compensation arrangements.

What if I vote “withhold” or “abstain”?

In the election of directors (proposal one), you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business (proposals two and three), you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.” If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give specific voting instructions to your bank, broker or other record holder, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the applicable stock exchange rules and your bank, broker or other record holder will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (proposal one) and the advisory vote to approve named executive officer compensation (proposal three) are “non-discretionary” items. If you do not instruct your bank, broker or other record holder how to vote with respect to this item, your bank, broker or other record holder may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other record holder that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. “Broker non-votes” will be included in determining the presence of a quorum at the annual meeting, but will not be counted for purposes of voting on “non-discretionary” items (proposals one and three).

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results on a Form 8-K within four business days of the annual meeting.

How may I view a list of Inteliquent’s stockholders?

A list of stockholders entitled to attend and vote at the 2012 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2012 annual meeting at our offices located at:

550 West Adams Street, Suite 900

Chicago, Illinois 60661

The list will be available for viewing also at the 2012 annual meeting. You must be a stockholder of Inteliquent and present valid identification to view the list.

Who is soliciting my vote?

Our Board is soliciting your vote for matters being submitted for stockholder approval at the annual meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card—G. Edward Evans and Robert M. Junkroski—to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals on the proxy card or abstain from voting. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of our Board. If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies in the enclosed proxy card will vote as recommended by our Board or, if no recommendation is given, in their own discretion. Moreover, our Board reserves the right to adjourn or postpone the 2012 annual meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that, in our Board’s belief, would cause such adjournments or postponements to be in the best interests of all of our stockholders.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Inteliquent stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, to vote in person at the meeting, or to vote by Internet, telephone or mail. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for Inteliquent’s transfer agent?

Please contact Computershare at (800) 962-4284 or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

By Mail:

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

By Overnight Delivery:

Computershare Investor Services

250 Royall Street

Canton, MA 02021

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are seven nominees for election to our Board of Directors this year. Mr. Hynes has served on our Board of Directors since our founding in 2001. Mr. Hawk has served on our Board of Directors since 2004. Messrs. Ingeneri and Wren have served on our Board of Directors since 2006. Mr. Evans has served on our Board of Directors since 2008. Messrs. Greenberg and Samples have served on our Board of Directors since 2011. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or voting instruction card.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

All of the nominees have indicated to us that they will be available to serve as directors. In the event that any nominee should become unavailable or a vacancy on the Board is otherwise created, however, the proxy holders, G. Edward Evans and Robert M. Junkroski, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board or leave the place vacant to be filed at a later time.

Our Board recommends a vote “FOR” the election to the Board of Directors of the each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of our common stock present in person or represented by proxy at the annual meeting will be elected.

James P. Hynes Director since 2001 Age 64

Mr. Hynes co-founded Inteliquent in 2001, and served as Chief Executive Officer until February 2006, after which he became Executive Chairman. In December 2006, Mr. Hynes stepped down as Executive Chairman and assumed the title of Chairman of the Board, a position he holds today. Active in the industry for over 30 years, Mr. Hynes personally directed the establishment of COLT Telecommunications in Europe as their first CEO in 1992. As Chairman of the Board, he led COLT’s initial public offering in 1996. Mr. Hynes established MetroRED Telecom in South America and Mexico, as well as KVH Telecom in Tokyo. Concurrent with taking on these operating roles, he was Group Managing Director at Fidelity Capital for 10 years. His career has included senior positions with Chase Manhattan, Continental Corporation, Bache & Co. and New York Telephone. Mr. Hynes is Chairman of the Board of Trustees of Iona College and is also on the North American Board of the SMURFIT Graduate School of Business, University College Dublin in Ireland.

Mr. Hynes is our longest-serving director and was our first Chief Executive Officer. As one of our co-founders, Mr. Hynes is intimately familiar with our corporate culture and history. In addition, Mr. Hynes has 30-plus years of experience in the telecommunications industry and has served in leadership roles at a number of major telecommunications organizations. His experience is invaluable to our Board’s deliberations with respect to our strategic vision and the high technology aspects of our services. The Board is well served by Mr. Hynes’ strong skills in finance, management and strategic planning.

G. Edward Evans Director Since 2008 Age 51

Mr. Evans has served as a Director since November 2008 and as our Chief Executive Officer since April 2011. Prior to joining us as our Chief Executive Officer, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Stelera Wireless, a leader in deploying broadband services to rural markets throughout the United States. Prior to Stelera Wireless, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Syniverse Holdings, Inc. Mr. Evans was elected Syniverse’s Chairman in February 2005 after having served as a director since February 2002. Mr. Evans served as the Chief Executive Officer of Syniverse from February 2002 until January 2006. Mr. Evans remained Chairman of the Board of Syniverse until January 2007. From January 1997 to January 2002, Mr. Evans held various executive positions with Dobson Communications Corporation, first as President of its cellular subsidiaries and then as President and Chief Operating Officer of the organization. Today, Mr. Evans serves on the boards of Solix, CTIA—The Wireless Association, Carolina West Wireless, and the Network Reliability and Interoperability Commission, an advisory committee to the FCC.

Mr. Evans has a wealth of experience in financial matters, which enables him to provide our Board with expert advice on a wide range of issues related to our capital structure. From his tenure with Syniverse, Mr. Evans also has a wealth of experience related to the provision of services over transport facilities. This will enable him to provide our Board with expert advice as the Company explores providing hosted services on its global IP-based network. As our new Chief Executive Officer, Mr. Evans provides the Board with valuable insight into our day-to-day operations and achievements. Mr. Evans also serves as a knowledgeable liaison between our Board and our senior management team.

Rian J. Wren Director since 2006 Age 55

Mr. Wren has served as a Director since he joined us in February 2006. Mr. Wren served as Chief Executive Officer from February 2006 until April 2011 and as our President from February 2006 until November 2010. Prior to joining us, Mr. Wren was Senior Vice President and General Manager of Telephony for Comcast Cable from November 1999 to August 2005. Mr. Wren joined Comcast in 1999 and was named CEO of Broadnet, Comcast’s international wireless company located in Brussels, Belgium in 2000. After returning to the United States, he served as the Senior Vice President and General Manager of Telephony for Comcast Cable Division. Prior to joining Comcast, Mr. Wren held several senior management positions at AT&T from 1978 to 1999, including President of the Southwest Region, and worked in the Consumer, Business, Network Services, and Network Systems Manufacturing divisions for more than 20 years. Mr. Wren holds a B.S. degree in Electrical Engineering from the New Jersey Institute of Technology and an M.S. in Management from Stanford University, which he attended as a Sloan Fellow.

As our recently retired Chief Executive Officer, Mr. Wren brings tremendous institutional knowledge to our Board. Mr. Wren’s intimate familiarity with our Company’s greatest challenges and opportunities will continue to serve our Board well as it reflects on our strategic direction and evaluates operational achievements. Further, our Board’s oversight of management benefits immensely from Mr. Wren’s impressive experience as a member of senior management of three major telecommunications companies. In addition to Mr. Wren’s managerial background, our Board values Mr. Wren’s insight regarding the high technology aspects of our business, stemming from his background in electrical engineering.

Robert C. Hawk Director since 2004 Age 72

Mr. Hawk has served as a Director since January 2004. Mr. Hawk has served as President of Hawk Communications since 1996 and is a Venture Partner of DCM, an affiliate of DCM III, L.P. (“DCM III”), DCM III-A, L.P. (“DCM III-A”) and DCM Affiliates Fund III, L.P. (“DCM Affiliates Fund III”). Prior to this, Mr. Hawk served as President and Chief Executive Officer of US West Multimedia Communications, Inc. From 1986 until 1995, Mr. Hawk was President of the Carrier Division of US West Communications, Inc. Prior to holding that position, Mr. Hawk was Vice President, Marketing and Strategic Planning for CXC Corporation, and Director of Advanced Systems Development for American Bell. From 1997 to 2002, Mr. Hawk served as a Special Limited Partner of Crosspoint Venture Partners. During that time he served on the boards of directors or advisory boards of fifteen companies that went public. Mr. Hawk previously served as a Director of Covad Communications and Centillium Communications and is currently a director of several private high technology companies.

Mr. Hawk has significant senior management experience, which supports our Board’s management oversight role. Mr. Hawk provides our Board with great historical industry perspective and an extensive understanding of the industry’s current opportunities, both as an accomplished executive and a director of numerous high technology companies. Mr. Hawk has an extensive background of service with venture capital firms, which provides our Board with key expertise in financial matters.

Lawrence M. Ingeneri Director since 2006 Age 53

Mr. Ingeneri has served as a Director since October 2006. Mr. Ingeneri is currently the Chief Financial Officer of mindSHIFT Technologies, Inc., an IT managed services provider which he joined in October 2003 and which was acquired in December 2011 by Best Buy, Inc. (NYSE: BBY). Prior to that time, Mr. Ingeneri was employed by COLT Telecom Group plc, or COLT, a European telecommunications services company from July 1996 to December 2002. Mr. Ingeneri was the Chief Financial Officer of COLT from July 1996 to June 2002 and a member of the Board of Directors of COLT from June 2001 to June 2002. Mr. Ingeneri previously served as a director of mindSHIFT Technologies, Inc.

Our Board benefits immensely from Mr. Ingeneri’s experience as chief financial officer for two distinguished high technology companies. Mr. Ingeneri’s many years of executive experience in our industry and related skills in corporate finance enables him to provide valuable perspective on general strategic and financial matters. Due to his executive and directorial service for a European telecommunications firm, Mr. Ingeneri is able to deliver important insights regarding international telecommunications issues at a critical juncture in our Company’s global expansion.

Timothy A. Samples Director Since 2011 Age 54

Mr. Samples has served as a Director since 2011. Since 2003, he has been a Principal at Sapience LLC, where he performs consulting work and serves as a non executive director for two telecommunications and technology companies. From 2001 to 2002, Mr. Samples served as Chief Executive Officer, President and Chairman of the Board of Management for Completel N.V., a Dutch registered competitive local exchange carrier. From 2000 to 2001, Mr. Samples served as Chief Executive Officer and President of Firstmark Communications, a Pan-European broadband company with operations in seven Western European countries. From 1997 to 2000, Mr. Samples was the Chief Executive Officer of One2One, a GSM service operator created through a joint venture between MediaOne group and Cable & Wireless. From 1996 to 1997, Mr. Samples was responsible for the US domestic wireless business for US West Mediaone group, including their investments in PCS Primeco. From 1995 to 1996, Mr. Samples served as Vice President and General Manager for US West Cellular/Airtouch in Phoenix, Arizona. Prior to 1995, Mr. Samples held various management, sales and marketing positions with US West/MediaOne Group. Mr. Samples has previously served on the boards of directors of Syniverse, Pac-West, Focal, Genesys and Kabira Technologies. Mr. Samples holds a Bachelor’s degree in Psychology from the University of Toledo.

Mr. Samples provides independent guidance to our Board on a wide variety of telecommunications matters. Mr. Samples draws on over 25 years of management and leadership experience in the telecommunications industry when advising our Board on key strategic decisions. Our Board particularly values Mr. Samples’ experience and insight regarding the international aspects of our business, stemming from his background in managing overseas telecommunications companies.

Edward M. Greenberg Director Since 2011 Age 50

Mr. Greenberg has served as a Director since 2011. Mr. Greenberg is currently a partner at RIME Communications Capital (“RIME Communications”), an investment partnership focusing on the telecommunications, media and Internet sectors. Mr. Greenberg founded RIME Communications in 2008. Prior to RIME Communications, Mr. Greenberg served in various roles at Morgan Stanley, which he joined in 1985. These roles included serving as a global telecommunications strategist and senior investment banker from 1998 to 2007, and as head of Morgan Stanley’s global telecommunications and media research team from 1994 to 1998. Prior to Morgan Stanley, Mr. Greenberg worked at Sanford C. Bernstein in investment research. Mr. Greenberg began his career as a regulator, working at the Federal Communications Commission and the National Telecommunications and Information Agency. Mr. Greenberg served as a director of Teleglobe from 2002 to 2005, and graduated from the University of Wisconsin in 1972.

Mr. Greenberg provides independent guidance to our Board on a wide variety of telecommunications matters based on his extensive experience in investing in telecommunications, media and Internet companies. Mr. Greenberg’s strong background in finance and knowledge of the challenges and opportunities in telecommunications industry provide our Board with key expertise in financial matters and valuable insight regarding strategic opportunities.

Peter J. Barris’ term on the Board will expire at the annual meeting.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2012. During 2011, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 53. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for year 2012. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for year 2012 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation

The Company’s executive compensation policies and decisions are intended to:

•	implement compensation packages that are competitive with comparable organizations and allow us to attract and retain the best possible executive talent;

•	relate annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	appropriately balance the mix of cash and non-cash short and long-term compensation;

•	encourage integrity in business dealings through the discretionary portion of our compensation package; and

•	align executives’ incentives with long-term stockholder value creation.

To implement these principles, the Compensation Committee, which is responsible for approving and administering the compensation program for executive officers and certain senior employees, including our named executive officers, maintains compensation plans that tie a substantial portion of executives’ overall compensation to key qualitative strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships, merger and acquisition activity, new product development, regulatory activity and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue, customer growth, customer retention and markets launched. As our executives assume greater responsibility, a larger portion of their total compensation is expected to be “at risk” and thus subject to corporate and individual performance.

At our 2011 annual meeting of stockholders, a substantial majority of the votes cast on the advisory vote to approve named executive officer compensation were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation.

Our Board has determined that we will hold an annual advisory vote to approve named executive officer compensation until the next required stockholder vote on the frequency of such advisory votes to approve named executive officer compensation. Accordingly, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the information under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our Board recommends a vote “FOR” the approval, on an advisory basis, of the following resolution:

RESOLVED: That the stockholders of Neutral Tandem, Inc. approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosure in Neutral Tandem, Inc.’s 2012 Proxy Statement.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy is required for advisory approval of the Company’s executive compensation. The vote is advisory and non-binding in nature but our Compensation Committee will carefully consider the outcome of the vote when making future decisions regarding executive compensation arrangements.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Until May 26, 2011, our Board consisted of six directors. On May 26, 2011, our Board voted to increase the size of the Board from six to eight directors and to appoint Messrs. Greenberg and Samples as new directors to fill the vacancies created by such increase. Our Board currently consists of eight members. Mr. Barris’ term on the Board will expire at the annual meeting. Immediately following the annual meeting, we anticipate that the Board will consist of seven members.

Any additional directorships resulting from an increase in the number of directors may be filled by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Criteria considered by the Nominating and Corporate Governance Committee in the nomination of directors include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•	the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively;

•

the individual’s ability to devote sufficient time to carry out his or her responsibilities as director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves; and

•	the differences of viewpoint, professional experience, education, skill and other qualities or attributes that each nominee possesses that contribute to board heterogeneity and diversity.

For a description of each of the Board’s nominee’s skills and experiences, refer to “Proposal No. 1: Election of Directors” above.

Our Board met eight times in 2011. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2011, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. All of our directors then serving on our Board attended our 2011 annual meeting of stockholders. Directors are encouraged to attend the annual meeting of stockholders.

Board Leadership Structure. The Chairman of the Board and our Chief Executive Officer are separate positions and are filled by different individuals. The Chairman, Mr. Hynes, is a co-founder of our Company, was previously our Chief Executive Officer until February 2006 and has been active in the industry for over 30 years. The Chief Executive Officer is responsible for setting our strategic direction and overseeing our day-to-day performance. The Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings. The Board believes that its current leadership structure is appropriate at this time. In particular, the structure capitalizes on Mr. Hynes’ extensive experience in the telecommunications industry, while retaining separation of the Chairman of the Board and Chief Executive Officer leadership roles to enhance the Board’s independence from management.

Board Independence. The Board has determined that each of the directors, with the exception of Mr. Wren and Mr. Evans, qualifies as “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules.

Communication with the Board of Directors

You may communicate with the Board by directing communications to the Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Chief Financial Officer will review all communications, will organize the communications for review by the Board and will promptly forward communications (other than communications unrelated to the our operations, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

In addition, the Audit Committee of our Board has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls, and auditing matters. Concerns may be reported through our Compliance Hotline at 1-(888) 291-6431, or through a confidential web form, available at http://ir.inteliquent.com/contactBoard.cfm. Concerns may be submitted anonymously and confidentially.

Board Committees

We currently have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Capital Allocation Committee. Each committee consists of three persons. All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq marketplace rules. All members of the Audit Committee are “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Audit Committee. The Audit Committee is comprised of Messrs. Ingeneri (Chairman), Samples and Greenberg, who are each considered “independent” under the heightened independence standard required for audit committee members under the Nasdaq marketplace rules and the rules of the SEC. Messrs. Hawk and Barris served as members of the Audit Committee until Messrs. Greenberg and Samples were appointed as members of the Audit Committee in connection with their appointments to our Board on May 26, 2011. Mr. Evans served as a member of the Audit Committee until his appointment as our Chief Executive Officer on April 1, 2011. The Audit Committee is responsible for reviewing our risk assessment and risk management policies, and meets with management and auditors to discuss significant risks to our Company and the steps being taken to reduce such risks. The Audit Committee also oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditor’s qualifications and independence; and the performance of our independent auditor. Our Audit Committee, among other things, has sole responsibility to retain and terminate our independent auditor, pre-approves all audit and non-audit services performed by our independent auditor and the fees and terms of each engagement and reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that Lawrence M. Ingeneri meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee is available in the Investor Relations section of our website at www.inteliquent.com.

Compensation Committee. The Compensation Committee is currently comprised of Messrs. Hawk (Chairman), Barris and Greenberg. Mr. Barris’ term on the Board will expire at the annual meeting. It is anticipated that Mr. Samples will join the Compensation Committee following the annual meeting. Mr. Ingeneri served as a member of the Compensation Committee until Mr. Greenberg was appointed as a member of the Compensation Committee in connection with his appointment to our Board on May 26, 2011. Mr. Evans served as Chairman of the Compensation Committee until his appointment as our Chief Executive Officer on April 1, 2011. Mr. Hynes served as a member of the Compensation Committee until April 1, 2011. The Compensation Committee oversees the administration of our benefit plans, reviews and administers compensation arrangements for executive officers and directors and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors. Our executive officers make recommendations regarding executive compensation to the Compensation Committee, but do not participate in the Compensation Committee’s decisions on executive compensation. Our human resources department supports the Compensation Committee in the administration of the benefit plans and compensation arrangements.

The charter of the Compensation Committee allows the Compensation Committee to engage compensation consultants as it deems appropriate. In 2009, we retained an independent compensation consultant, Towers Perrin, to assist us in evaluating and updating certain aspects of our equity compensation practices and to conduct a competitive review of our long-term incentive compensation plans. See “Compensation Discussion and Analysis—Overview of Compensation Methodology” below.

The charter of the Compensation Committee is available in the Investor Relations section of our website at www.inteliquent.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Hawk (Chairman), Barris and Samples. Mr. Barris’ term on the Board will expire at the annual meeting. Mr. Ingeneri served as a member of the Nominating and Corporate Governance Committee until Mr. Samples was appointed as a member of the Nominating and Corporate Governance Committee in connection with Mr. Samples’ appointment to our Board on May 26, 2011. It is anticipated that Mr. Ingeneri will rejoin the Nominating and Corporate Governance Committee following the annual meeting. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters—Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as our directors, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the differences of viewpoint, professional experience, education, skill and other qualities or attributes that each nominee possesses to contribute to Board heterogeneity and diversity. The Nominating and Corporate Governance Committee also considers each nominee’s independence, judgment, strength of character, reputation in the business community, ethics, integrity, business or other relevant experience, skills and industry knowledge, among other criteria listed under “Board of Directors and Corporate Governance—Board Composition” above. The Nominating and Corporate Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

We have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Our Board has adopted Corporate Governance Guidelines that, along with our amended and restated certificate of incorporation, our amended and restated by-laws and the charters of the Board committees, provide the framework for the governance of our Company. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available in the Investor Relations section of our website at www.inteliquent.com.

The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.inteliquent.com.

Capital Allocation Committee. The Capital Allocation Committee is currently comprised of Messrs. Evans (Chairman), Wren and Samples. Our Board formed the Capital Allocation Committee on May 26, 2011. The Capital Allocation Committee is responsible for considering matters regarding the Company’s capital structure and capital allocation. The Capital Allocation Committee also considers, among other matters, the allocation of capital to new investments or acquisitions and whether working capital shall be retained by the Company or instead returned to stockholders through dividends, tender offers or buybacks.

The following table shows the membership of each committee during 2011 and the number of meetings held by each committee in 2011:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Capital Allocation Committee
Rian J. Wren				Member*
James P. Hynes(1)		Member
Peter Barris(2)	Member	Member*	Member*
Robert C. Hawk(3)	Member	Chairman*	Chairman*
Lawrence M. Ingeneri(4)	Chairman*	Member	Member
G. Edward Evans(5)	Member	Chairman		Chairman*
Edward M. Greenberg	Member*	Member*
Timothy A. Samples	Member*		Member*	Member*
Number of Meetings in 2011	8	5	3	1

*	Asterisk denotes current committee member,
(1)	Effective April 1, 2011, Mr. Hynes no longer serves on the Compensation Committee.
(2)

Effective May 26, 2011, Mr. Barris no longer serves on the Audit Committee. Mr. Barris’ term on the Board and service on the Compensation Committee and the Nominating and Corporate Governance Committee will expire at the annual meeting. It is anticipated that, following the annual meeting, Mr. Samples will join the Compensation Committee and Mr. Ingeneri will join the Nominating and Corporate Governance Committee.

(3)	Effective May 26, 2011, Mr. Hawk no longer serves on the Audit Committee. Mr. Hawk became Chairman of the Compensation Committee on April 1, 2011.
(4)	Effective May 26, 2011, Mr. Ingeneri no longer serves on the Compensation Committee or the Nominating and Corporate Governance Committee.
(5)	Effective April 1, 2011, in connection with his appointment as our Chief Executive Officer, Mr. Evans no longer serves on the Audit Committee or the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee has served as an officer or employee of the Company. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. See “Certain Relationships and Related Transactions” below for a description of our policy concerning transactions with related persons.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.inteliquent.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days of the waiver or substantive change.

The Board’s Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular updates and reports from members of senior management on areas of material risk to our Company, including operational, financial, regulatory, strategic and reputational risks. The full Board or, if appropriate, one of its committees receives these updates and reports from the senior managers responsible for the oversight of particular risks within our Company. These updates and reports enable the Board to understand and implement our risk identification, risk management and risk mitigation strategies.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified.

G. Edward Evans Chief Executive Officer Age 51	For biographical information for G. Edward Evans, see “Proposal No. 1: Election of Directors” above.

Robert Junkroski Chief Financial Officer and Executive Vice President Age 48

Mr. Junkroski has been with the Company since it commenced services, and has served as our Chief Financial Officer and Executive Vice President since that time. Prior to joining us, Mr. Junkroski held the position of Vice President of Finance with Focal Communications Corporation, or Focal (now part of Level 3 Communications Inc.), from 1999 to 2002. Mr. Junkroski previously served as Focal’s Treasurer and Controller from 1997 to 2001. Focal filed for bankruptcy protection in December 2002. Before joining Focal, Mr. Junkroski was Controller for Brambles Equipment Services, Inc. and Focus Leasing Corporation. Mr. Junkroski holds a B.B.A. degree in Accounting and Economics from University of Dubuque and an M.B.A. concentrating in Finance and Accounting from Roosevelt University, and is a Certified Public Accountant in Illinois.

Surendra Saboo President and Chief Operating Officer Age 50

Dr. Saboo joined us in May 2006 as our Chief Operating Officer, and in 2010, was appointed President of Inteliquent. Prior to joining us, Dr. Saboo was the Vice President of Product Development and Operations for Voice Services at Comcast Corporation from January 2002 to March 2006. From June 2000 to December 2001, Dr. Saboo served as Executive Vice President and Chief Operating Officer of Broadnet Europe, SPRL, a pan-European subsidiary of Comcast Corporation. Prior to joining Comcast Corporation, Dr. Saboo was the Chairman, Chief Executive Officer and founder of Teledigm, an e-CRM software product company in Dallas, Texas. Prior to starting Teledigm, Dr. Saboo spent 14 years at AT&T in a variety of operating areas including research and development, engineering, product management, strategy, systems development and operations. Dr. Saboo began his career with AT&T in 1986 as a Member of Technical Staff at Bell Laboratories in Holmdel, NJ. Dr. Saboo holds a B.S.M.E. degree from Birla Institute of Technology, India as well as M.S. and Ph.D. degrees in Operations Research from Ohio State University.

Richard Monto General Counsel, Secretary and Senior Vice President, External Affairs Age 47

Mr. Monto joined us in 2007, and has served as our General Counsel and Corporate Secretary since February 2008. Mr. Monto has 15 years of diversified telecommunications experience. From 2001 to 2005, Mr. Monto held senior positions, including Chief Legal Officer, with Universal Access Global Holdings Inc. From 1995 and 2000, Mr. Monto held various legal positions with MCI Telecommunications. Prior to MCI, Mr. Monto practiced for several years at private law firms, including the law firm of Sonnenschein, Nath and Rosenthal. Mr. Monto holds a B.A. degree from the University of Michigan in Russian and Eastern European Studies and a J.D. from the Boston University School of Law.

David Lopez President of the Americas Age 47

Mr. Lopez joined us in 2003 and has served as our President of the Americas since November 2011. From 2003 to November 2011, Mr. Lopez served as our Senior Vice President of Sales. As President of the Americas, Mr. Lopez oversees the management and growth of all of our voice and data sales. Mr. Lopez brings a wealth of sales management experience to Inteliquent and has more than 25 years of experience in the telecommunications industry. He has been with Inteliquent since its inception and has secured agreements with nearly every national wireless carrier and over 100 other competitive carriers and service providers. For nearly 20 years, Mr. Lopez has provided account management responsibilities at Centel, Sprint, and Focal Communications Corporation. In his most recent position, Mr. Lopez provided sales management for Focal’s largest and most successful market from 1997 to 2003. During his tenures at Centel and Sprint from 1992 to 1997, Mr. Lopez held national account positions with responsibility for local service, Centrex, and PBX equipment to Fortune 500 companies. Mr. Lopez holds a B.S. in Marketing from Illinois State University.

Paolo Susnik Managing Director of Tinet Age 47

Mr. Susnik joined us in 2010 in connection with our acquisition of Tinet, after which he continued to serve as Managing Director of Tinet. Mr. Susnik has more than 14 years of executive management experience in the telecommunications industry. In 2002, he was appointed to his current position as Managing Director of Tinet, where he also successfully managed the completion of BS Private Equity’s acquisition of Tinet in May 2009. Prior to Tinet, Mr. Susnik was the Chief Technology Officer of the Tiscali Group, a European Internet service provider currently listed on the Milan Stock Exchange, where he played a pivotal role in its creation in 1997. Prior to joining the Tiscali Group, Mr. Susnik effectively led the start up of “Video Online” in the Czech Republic subsequent to his previous career with IBM. Mr. Susnik holds a Master of Applied Science in Engineering from the University of Cagliari in Italy and currently serves as a board member of Mix S.r.l., an Italian Internet exchange non-profit company.

John Harrington Senior Vice President, Regulatory and Litigation Age 43

Mr. Harrington joined us in 2011 and has served as our Senior Vice President of Regulatory and Litigation since that time. Mr. Harrington is responsible for all of our litigation and regulatory advocacy. From 1997 to 2011, Mr. Harrington practiced at the law firm of Jenner & Block LLP. From 2003 to 2011, Mr. Harrington served as a partner in Jenner & Block LLP’s litigation department. Mr. Harrington also served as a co-chair of the Jenner & Block LLP’s communications practice and served as our primary outside litigation and regulatory counsel. Mr. Harrington holds a B.A. degree from Northwestern University and a J.D., magna cum laude, from Indiana University’s Maurer School of Law.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of April 23, 2012 by:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 31,781,107 shares of common stock outstanding as of April 23, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 23, 2012 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as otherwise set forth below, the street address of each beneficial owner is c/o Neutral Tandem, Inc., 550 West Adams Street, Suite 900, Chicago, Illinois 60661.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Holders of more than 5% of our voting securities
Royce & Associates, LLC(1) 745 Fifth Avenue New York, NY 10151	2,622,314	8.3%
Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue Milwaukee, WI 53202	2,611,400	8.2%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,443,785	7.7%
The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	1,979,445	6.2%

Directors and named executive officers
Peter J. Barris(5)	97,126	*
G. Edward Evans(6)	231,092	*
Edward M. Greenberg(7)	11,680	*
Robert C. Hawk(8)	41,710	*
James P. Hynes(9)	838,275	2.6%
Timothy A. Samples(10)	21,680	*
Lawrence M. Ingeneri(11)	97,655	*
Rian J. Wren(12)	672,267	2.1%
Robert M. Junkroski(13)	416,877	1.3%
David Lopez(14)	195,097	*
Surendra Saboo(15)	586,713	1.8%
John Harrington(16)	114,103	*
All directors and executive officers as a group (14 persons)(17)	3,676,550	11.6%

*	Under 1.0%
(1)

According to a Schedule 13G/A filed with the SEC on January 19, 2012 by Royce & Associates, LLC (“Royce”), as of December 31, 2011, Royce is the beneficial owner of 2,622,314 shares, as to which it has sole voting power and sole dispositive power. Royce’s address is 745 Fifth Avenue, New York, NY 10151.

(2)

According to a Schedule 13G filed with the SEC on February 6, 2012 by Artisan Partners Holdings LP (“Artisan”), as of December 31, 2011, Artisan, Artisan Investment Corporation, the general partner of Artisan, Artisan Partners Limited Partnership, Artisan Investments GP LLC, the general partner of Artisan Partners Limited Partnership, ZFIC, Inc., the sole stockholder of Artisan Investment Corporation, Andrew A. Ziegler and Carlene M. Ziegler had shared voting power over 2,494,300 shares and shared dispositive power over 2,611,400 shares. Artisan is the sole limited partner of Artisan Partners Limited Partnership. Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC, Inc. Artisan Partners Funds, Inc. has shared voting power and shared dispositive power over 1,732,000 shares. Artisan Partners Limited Partnership is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners Limited Partnership, Artisan, Artisan Investments GP LLC, Artisan Investment Corporation, Artisan Partners Funds, Inc., ZFIC, Inc., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class. Artisan’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)

According to a Schedule 13G/A filed with the SEC on February 10, 2012 by BlackRock, Inc. and affiliated entities (“BlackRock”), as of December 31, 2011, BlackRock is the beneficial owner of 2,443,785 shares, as to which it has sole voting power and sole dispositive power. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(4)

According to a Schedule 13G/A filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”), as of December 31, 2011, Vanguard is the beneficial owner of 1,979,445 shares. The Schedule 13G/A indicates that the number of shares beneficially owned by Vanguard includes 47,451 shares with sole voting power, 1,931,994 shares with sole dispositive power and 47,451 shares with shared dispositive power. The Schedule 13/A indicates that Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 47,451 shares as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of those shares. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Consists of (a) 8,347 shares of common stock owned by Mr. Barris, (b) 18,779 shares of restricted stock owned by Mr. Barris, which will vest on an annual basis until November 16, 2013, and (c) 70,000 shares subject to options that are exercisable within 60 days of April 23, 2012. Mr. Barris’ address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. Mr. Barris’ term on the Board will expire at the annual meeting.

(6)

Consists of (a) 36,300 shares of common stock owned by Mr. Evans, (b) 150,000 shares of restricted stock owned by Mr. Evans, which will vest on a monthly basis until April 1, 2015, and (c) 44,792 shares subject to options that are exercisable within 60 days of April 23, 2012.

(7)	Consists of 11,680 shares of restricted stock owned by Mr. Greenberg, one half of which will vest on May 26, 2012, with the remaining shares vesting on a monthly basis until May 26, 2013.
(8)

Consists of (a) 8,347 shares of common stock owned by Mr. Hawk, (b) 18,779 shares of restricted stock owned by Mr. Hawk, which will vest on an annual basis until November 16, 2013, (c) 1,000 shares owned by Michael Hawk, his brother, and (d) 14,584 shares subject to options that are exercisable within 60 days of April 23, 2012. Mr. Hawk disclaims beneficial ownership with respect to such shares held by his brother except to the extent of his proportionate pecuniary interest therein, if any.

(9)

Consists of (a) 749,496 shares of common stock owned by Mr. Hynes, (b) 18,779 shares of restricted stock owned by Mr. Hynes, which will vest on an annual basis until November 16, 2013, and (c) 70,000 shares subject to options that are exercisable within 60 days of April 23, 2012.

(10)

Consists of (a) 10,000 shares of common stock owned by Mr. Samples and (b) 11,680 shares of restricted stock owned by Mr. Samples, one half of which will vest on May 26, 2012, with the remaining shares vesting on a monthly basis until May 26, 2013.

(11)

Consists of (a) 8,876 shares of common stock owned by Mr. Ingeneri, (b) 18,779 shares of restricted stock owned by Mr. Ingeneri, which will vest on an annual basis until November 16, 2013, and (c) 70,000 shares subject to options that are exercisable within 60 days of April 23, 2012.

(12)

Consists of (a) 90,007 shares of common stock owned by Mr. Wren, (b) 6,808 shares of restricted stock owned by Mr. Wren, which will vest on a monthly basis until April 1, 2013, and (c) 575,452 shares subject to options that are exercisable within 60 days of April 23, 2012.

(13)

Consists of (a) 141,386 shares of common stock owned by Mr. Junkroski, (b) 50,000 shares of restricted stock owned by Mr. Junkroski, one quarter of which will vest on January 30, 2013, with the remaining shares vesting on a monthly basis until January 30, 2016, (c) 46,875 shares of restricted stock owned by Mr. Junkroski, which will vest on a monthly basis until September 30, 2014, (d) 15,053 shares of restricted stock owned by Mr. Junkroski, which will vest on a monthly basis until August 26, 2013, and (e) 163,563 shares subject to options that are exercisable within 60 days of April 23, 2012.

(14)

Consists of (a) 28,451 shares of common stock owned by Mr. Lopez , (b) 50,000 shares of restricted stock owned by Mr. Lopez, one quarter of which will vest on January 30, 2013, with the remaining shares vesting on a monthly basis until January 30, 2016, (c) 46,875 shares of restricted stock owned by Mr. Lopez, which will vest on a monthly basis until September 30, 2014, (d) 6,021 shares of restricted stock owned by Mr. Lopez, which will vest on a monthly basis until August 26, 2013, and (e) 63,750 shares subject to options that are exercisable within 60 days of April 23, 2012.

(15)

Consists of (a) 56,035 shares of common stock owned by Dr. Saboo, (b) 60,000 shares of restricted stock owned by Dr. Saboo, one quarter of which will vest on January 30, 2013, with the remaining shares vesting on a monthly basis until January 30, 2016, (c) 62,501 shares of restricted stock owned by Dr. Saboo, which will vest on a monthly basis until September 30, 2014, (d) 20,082 shares of restricted stock owned by Dr. Saboo, which will vest on a monthly basis until August 26, 2013, and (e) 388,095 shares subject to options that are exercisable within 60 days of April 23, 2012.

(16)

Consists of (a) 17,853 shares of common stock owned by Mr. Harrington, (b) 40,000 shares of restricted stock owned by Mr. Harrington, one quarter of which will vest on January 30, 2013, with the remaining shares vesting on a monthly basis until January 30, 2016, and (c) 56,250 shares of restricted stock owned by Mr. Harrington, which will vest on a monthly basis until September 30, 2014.

(17)

This amount includes shares beneficially owned by Paolo Susnik and Richard Monto. As of April 23, 2012, Mr. Susnik beneficially owned 45,000 shares issuable pursuant to restricted stock awards, which will vest on an annual basis until October 1, 2014. As of April 23, 2012, Mr. Monto beneficially owned (a) 26,823 shares of common stock, (b) 50,000 shares of restricted stock, one quarter of which will vest on January 30, 2013, with the remaining shares vesting on a monthly basis until January 30, 2016, (c) 46,875 shares of restricted stock, which will vest on a monthly basis until September 30, 2014, (d) 11,546 shares of restricted stock, which will vest on a monthly basis until August 26, 2013, and (e) 172,031 shares subject to options that are exercisable within 60 days of April 23, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. These persons and entities are also required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during 2011, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that (1) on June 24, 2011, a Form 4 was filed four business days late on Mr. Evans’ behalf to report the withholding of shares to cover tax obligations arising the vesting of restricted stock, and (2) on April 5, 2011, an amended Form 4 was filed on Mr. Wren’s behalf to report a tax withholding transaction inadvertently omitted from Mr. Wren’s original Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides information regarding the compensation program in place for 2011 for the Company’s former Chief Executive Officer, Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than our former Chief Executive Officer, Chief Executive Officer and Chief Financial Officer. For 2011, our named executive officers were:

•	Rian J. Wren, former Chief Executive Officer;

•	G. Edward Evans, Chief Executive Officer;

•	Robert Junkroski, Chief Financial Officer and Executive Vice President;

•	John Harrington, Senior Vice President of Regulatory and Litigation;

•	Surendra Saboo, Chief Operating Officer and President; and

•	David Lopez, President of the Americas.

Effective April 1, 2011, Rian J. Wren retired as our Chief Executive Officer. Effective upon Mr. Wren’s retirement, G. Edward Evans was appointed as our Chief Executive Officer.

We provide U.S. and international voice, IP Transit, and Ethernet telecommunications services using an all-IP network, which enables us to deliver global connectivity for a variety of media, including voice, data and video. Over the past several years, we have faced increasing direct competition from other competitive providers of voice services and indirect competition from carriers that directly connect their voice switches. Over the past two years, we began to offer data services and acquired Tinet S.p.A., a global provider of IP transit and Ethernet services, as part of our long-term growth strategy. The voice and data services we provide are highly competitive. In this environment, it is essential to our success and long-term viability that our company continues to be managed by highly experienced, focused and capable executives who possess the dedication to manage our expanding international organization and growing product suite and have the vision to anticipate and respond to market developments. It is also important that we focus on attracting and retaining the best possible executive talent.

We believe that we have structured the compensation of our executive officers in the best manner possible to support our company and to deliver meaningful shareholder value. Our company maintains compensation plans that tie a substantial portion of executives’ overall compensation to key qualitative strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships, merger and acquisition activity, new product development, regulatory activity and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue, customer growth, customer retention and markets launched.

We generally compensate our named executive officers through a mix of compensation elements, which primarily include:

•	base salary;

•	annual cash incentive bonuses;

•	long-term incentive plan awards;

•	severance benefits;

•	change in control benefits;

•	perquisites and other compensation; and

•	retirement benefits.

In 2011, we made substantial progress toward our company’s long-term strategic goals. We integrated Tinet S.p.A., an Italian-based global carrier exclusively committed to the IP Transit and Ethernet wholesale market. This integration has expanded our IP-based network internationally, enabling global end-to-end delivery of wholesale voice, IP and Ethernet solutions. Our executive officers displayed extraordinary vision and dedication in their critical work on the integration of Tinet. Our Compensation Committee also evaluated these efforts against the backdrop of an increase in our Adjusted EBITDA when awarding annual cash bonuses to our executive officers. Our Compensation Committee decided to leave our named executive officers’ target bonus levels unchanged for 2012.

This Compensation Discussion and Analysis includes detailed information on how compensation decisions are made, the overall objectives of our compensation program, a description of the various components of compensation that we provide, and additional information pertinent to understanding the compensation of our executive officers.

Compensation Philosophy and Objectives

The material principles underlying our executive compensation policies and decisions are intended to:

•	implement compensation packages that are competitive with comparable organizations and allow us to attract and retain the best possible executive talent;

•	relate annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	appropriately balance the mix of cash and non-cash short and long-term compensation;

•	encourage integrity in business dealings through the discretionary portion of our compensation package; and

•	align executives’ incentives with long-term stockholder value creation.

To implement these principles, the Compensation Committee, which is responsible for approving and administering the compensation program for executive officers and certain senior employees, including our named executive officers, expects to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key qualitative strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue. As our executives assume greater responsibility, a larger portion of their total compensation is expected to be “at risk” and thus subject to corporate and individual performance.

Overview of Compensation Methodology

Our Compensation Committee informally reviews competitive market compensation practices from time to time by speaking to recruitment agencies and reviewing publicly available information relating to compensation of executive officers at other comparable telecommunications or technology companies. In 2008 and 2009, our Compensation Committee also informally considered competitive market practices by reviewing compensation survey data that we purchased from Radford, a third party compensation consultant, in 2008, relating to compensation of executive officers at other comparable telecommunications or technology companies. The Compensation Committee developed and approved salary compensation for 2009 using data from 2008 Radford Executive Compensation Survey, a nationally recognized executive compensation survey.

In 2009, we retained a compensation consultant, Towers Perrin, to assist us in evaluating and updating certain aspects of our equity compensation practices, advise on the competitiveness of Board compensation, and conduct a competitive review of long-term incentive compensation for our named executive officers. We instructed Towers Perrin to collect long-term incentive plan data and to analyze and compare our current long-term incentive plan design with the plans utilized by the peer group companies developed by Towers Perrin and approved by us. Towers Perrin prepared long-term incentive plan data using data from the 2008 Radford Executive Compensation Survey, a nationally recognized executive compensation survey, reflective of general industry pay levels for companies of similar size, including the 25th, 50th and 75th percentile market data for each of the named executive officers. In selecting the peer group companies, we and Towers Perrin identified publicly traded companies that, in their view, compete with us for talent, have revenue and performance that are generally comparable to us, and are in the communications services industry. We and Towers Perrin also focused on companies that fell under the following broad categories: recent initial public offering, competitive local exchange carrier, tower companies, and telecommunications. The complete list of peer group companies is as follows:

American Tower Corporation	InnerWorkings, Inc.	Switch & Data Facilities Co. Inc.
Cbeyond Inc.	Level 3 Communications Inc.	Syniverse Holdings Inc.
Cogent Communications	Neustar Inc.	Transaction Network Services
Crown Castle International Corp.	Paetec Holding Corp.	Verisign Inc.
FiberNet Telecommunications Group	Rackspace Hosting, Inc.	XO Holdings, Inc.

The Compensation Committee does not seek to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considered in the determination of executive compensation levels. Other factors include our historical practices, the officer’s leadership and advancement of our long-term strategy, plans and objectives, individual performance and contribution to our success, budget guidelines and assessment of our financial condition.

Further, we provide our stockholders with the opportunity to cast an annual advisory vote to approve named executive officer compensation (a “say-on-pay proposal”). At our 2011 annual meeting of stockholders, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the compensation program described in the Company’s proxy statement for such annual meeting. Our Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation and, as such, did not make significant changes to its approach in 2011. Our Compensation Committee will continue to consider the outcome of the stockholders’ votes on say-on-pay proposals, which will be held annually until the next stockholder advisory vote on the frequency of future votes on named executive officer compensation, when evaluating our executive compensation programs and making future compensation decisions for our named executive officers.

Our Compensation Committee reviews and approves all of our compensation policies.

Elements of Compensation

The principal elements of our compensation package are as follows:

•	base salary;

•	annual cash incentive bonuses;

•	long-term incentive plan awards;

•	severance benefits;

•	change in control benefits;

•	perquisites and other compensation; and

•	retirement benefits.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. When establishing base salaries, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates available to assume the individual’s role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Base salaries of our named executive officers are reviewed at a minimum annually by our Compensation Committee during our performance review, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For a further description of base salaries of our named executive officers, see “—Employment Agreements” below.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for nearly all employees, including our named executive officers. The annual cash incentive bonuses are intended to compensate for the achievement of both our annual financial goals and individual annual performance objectives, outlined below. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The corporate targets and the individual objectives are given roughly equal weight in the bonus analysis. The corporate targets are the financial metrics contained in the internal business plan adopted by our Board, including revenue targets. EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA means EBITDA as further adjusted to eliminate non-cash share-based compensation. For 2009, our corporate targets were revenues of $164.0 million and Adjusted EBITDA of $75.4 million, and we achieved actual revenues of $168.9 million and actual Adjusted EBITDA of $84.6 million. For 2010, our corporate targets were revenues of $191.9 million and Adjusted EBITDA of $77.3 million, and we achieved actual revenues of $199.8 million and actual Adjusted EBITDA of $83.1 million. For 2011, our corporate targets were revenues of $268.5 million and Adjusted EBITDA of $93.8 million, and we achieved actual revenues of $268.3 million and actual Adjusted EBITDA of $90.0 million. Since the components of the corporate targets for 2012 contain highly sensitive data such as targeted revenue and Adjusted EBITDA growth, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Achievement of the annual internal business plan financial metrics adopted by our Board will result in full credit being given for the corporate targets portion of the annual cash incentive bonus.

In addition, if annual internal business plan financial metrics are exceeded by a pre-determined targeted percentage (5% for revenue and 5% for Adjusted EBITDA), or “stretch goal,” the annual cash incentive bonus for our named executive officers may be increased above the target bonus. For example, while the 2012 target bonus for our named executive officers is set at 40% of their annual base salary, for 2012 our Compensation Committee has established a “stretch goal” with specific criteria tied to exceeding the annual internal business plan which could result in an additional cash incentive bonus, as determined by the Compensation Committee, awarded for meeting such “stretch goals.” Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Other than for Mr. Lopez, who is compensated based on our financial goals and other individual performance objectives, the individual objectives for our named executive officers in 2011 generally included the following primary qualitative and quantitative criteria:

•

Mr. Evans, Chief Executive Officer: qualitative criteria such as recruitment, retention and development of senior management, the strategic positioning of our products and services and the development of new services, management of various regulatory matters and other criteria such as performance against internal business plan financial metrics. For 2011, Mr. Evans’ quantitative objectives were the same as our corporate targets.

•

Mr. Junkroski, Chief Financial Officer: qualitative criteria such as management of our financial and administrative affairs, the management of human resources and other criteria such as performance against internal business plan financial metrics. For 2011, Mr. Junkroski’s quantitative objectives were the same as our corporate targets.

•

Dr. Saboo, President and Chief Operating Officer: qualitative criteria such as management of our services delivery, the recruitment and development of employees, the strategic positioning of our products and development of new services and other criteria such as performance against internal business plan financial metrics. For 2011, Dr. Saboo’s quantitative objectives were the same as our corporate targets.

•

Mr. Harrington, Senior Vice President of Regulatory and Litigation: qualitative criteria such as management of our legal affairs and external affairs and other criteria such as performance against internal business plan financial metrics. For 2011, Mr. Harrington’s quantitative objectives were the same as our corporate targets.

Measurement of the above criteria is both quantitative and qualitative. For example, actual performance is compared relative to internal business plan financial metrics to determine if quantitative criteria are met, whereas, qualitative factors are based upon a review of the prior year’s events and the change, if any, in the relative criteria. Successful attainment of both qualitative and quantitative individual objectives combined with successful achievement of the annual internal business plan financial metrics will result in payment of the full annual cash incentive bonus, plus an additional bonus amount awarded at the discretion of the Compensation Committee if the “stretch goal” criteria are met in whole or in part.

The corporate and individual targets under our annual cash incentive bonus program are intended to be challenging yet achievable for the participants, but only if there was a high level of performance by our executive officers and if we have what we consider to be a successful year. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals and cost cutting measures, but at the same time they were intended to be within reach if such significant efforts were made. In addition, achievement of “stretch goal” criteria will be substantially more challenging and therefore less likely to be achieved.

Due to both the quantitative and qualitative nature of named executive officer’s individual objectives, the Compensation Committee exercises discretion in determining whether an objective has been achieved and, if achieved, the amount of the annual cash incentive bonus to be awarded to the named executive officer. In 2009, the Compensation Committee determined that our named executive officers exceeded certain of their respective stretch goal objectives and exercised the its discretion to award cash bonus amounts in excess of the targeted amounts as well as option awards. As a result, Messrs. Wren and Junkroski and Dr. Saboo each received bonuses that were 72% of their respective base salaries. Further, in 2010, the Compensation Committee exercised its discretion to award cash bonus amounts in excess of the targeted amounts due to the extraordinary work performed on the negotiation and closure of the acquisition of Tinet S.p.A. As a result, Messrs. Wren and Junkroski and Dr. Saboo each received bonuses that were approximately 57% of their respective base salaries. In 2011, the Compensation Committee determined that our named executive officers achieved their individual objectives and awarded full annual cash incentive bonus amounts. As a result, Messrs. Evans, Junkroski and Harrington and Dr. Saboo each received bonuses that were approximately 40% of their respective base salaries.

Set forth below are the bonus awards for 2009, 2010 and 2011 and the expected target bonus awards for 2012 (each as a percentage of annual base salary) for the named executive officers:

	2009 Bonus as a % of Annual Base Salary		2010 Bonus as a % of Annual Base Salary		2011 Bonus as a % of Annual Base Salary		2012 Target Bonus as a % of Annual Base Salary
Category	Target	Actual	Target	Actual	Target	Actual	Target
Rian J. Wren(1)	40%	72%	40%	57%	—	—	—
Robert M. Junkroski	40%	72%	40%	57%	40%	40%	40%
Surendra Saboo	40%	72%	40%	57%	40%	40%	40%
John Harrington(2)	—	—	—	—	40%	40%	40%
G. Edward Evans(3)	—	—	—	—	40%	40%	40%

(1)	Mr. Wren retired as our Chief Executive Officer effective April 1, 2011.
(2)

Mr. Harrington became our Senior Vice President of Regulatory and Litigation effective April 13, 2011 and previously was not a named executive officer. For a description of Mr. Harrington’s employment agreement, please refer to “Executive Compensation” below.

(3)

Mr. Evans became our Chief Executive Officer effective April 1, 2011 and previously was not a named executive officer. For a description of Mr. Evans’ employment agreement, please refer to “Executive Compensation” below. Mr. Evans’ bonus for 2011 was prorated based upon his effective start date.

David Lopez, our President of the Americas, is compensated quarterly based upon achievement of certain of our financial goals and individual performance objectives.

The annual cash incentive bonus for the named executive officers, other than Mr. Lopez, is normally paid in a single installment in either the last month of that annual period or the first quarter following that year. Further, unlike our other named executive officers, Mr. Lopez, who manages our sales force, receives his bonus compensation quarterly, which is consistent with the compensation structure of all the members of the sales organization he manages.

Long-Term Incentive Plan Awards

We believe that our long-term performance is fostered by a compensation methodology which compensates executive officers through the use of stock-based awards, such as stock options, restricted stock awards, and other rights to receive compensation based on the value of our stock. Therefore, our executive officers have a continuing stake in our long-term success. We believe that these awards foster retention, reward employees for the growth of our Company, appropriately balance employees’ incentives and are competitive with market practices. Our Compensation Committee has determined that a mix of both stock options and restricted stock awards with time-based vesting schedules is appropriate, principally because stock options only have value if the Company’s stock price increases, while the restricted stock awards have a retention benefit regardless of stock price, and thus are important to help retain the recipient, but the overall value of the award is still based on stock price. The particular size of the grants and mix of stock options and restricted stock awards are determined by the Compensation Committee in its discretion after an overall assessment of all of the factors noted above. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, due to the early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation than through cash-based compensation.

2003 Stock Incentive Plan

On November 24, 2003, before we were a public company, we adopted the 2003 Stock Incentive Plan to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Until we became a public company, our 2003 Stock Incentive Plan was the principal method for our executive officers to acquire equity interests in us.

The Compensation Committee administers the 2003 Stock Incentive Plan and determines the type and amount of awards to be granted to eligible employees, directors and consultants based upon the principles underlying our executive compensation program. See “—Overview of Compensation Methodology” above. Awards under our 2003 Stock Incentive Plan were made throughout the relevant year and were generally tied to Compensation Committee meetings. Prior to completing our initial public offering, we adopted our 2007 Equity Incentive Plan discussed below and ceased awarding equity grants under the 2003 Stock Incentive Plan. As of April 4, 2012, there were 746,056 shares reserved for issuance under the 2003 Stock Incentive Plan in respect of awards outstanding under the plan.

Stock Options. Stock option grants are typically made at the commencement of employment and generally thereafter by the Compensation Committee upon achievement of key strategic goals and on the anniversary of previous grants. Periodic stock option grants are made at the discretion of the Compensation Committee. In making these discretionary awards, the Compensation Committee considers the same corporate and individual targets considered in determining our named executive officers’ annual cash incentive bonus, as described “—Annual Cash Incentive Bonus” above. The Compensation Committee determines the exercise price of options awards granted under our 2003 Stock Incentive Plan, but with respect to incentive stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The Compensation Committee determines the term of all options. Generally, option awards under the 2003 Stock Incentive Plan vest 25% per year. Upon termination of a participant’s service with us or with a subsidiary of ours, he or she may exercise his or her vested options for the period of 90 days from the termination of employment; provided, if termination is due to death or disability, the option will remain exercisable for 12 months after such termination. However, an option may never be exercised later than the expiration of its term. The terms of option awards under the 2003 Stock Incentive Plan are generally 10 years.

Restricted Stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. Holders of restricted stock have all the rights of a stockholder of ours. Until adoption of the 2003 Stock Incentive Plan, it was more common for us to award shares of restricted stock than options. From the adoption of the 2003 Stock Incentive Plan until 2009, our compensation practice generally was to award options rather than shares of restricted stock. However, following Towers Perrin’s review and analysis of our long-term incentive plans in 2009, our compensation practice has been to decrease the proportionate amount of option awards and increase the proportion of restricted stock awards to better manage dilution and improve the retention value of our overall compensation program. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Unless otherwise determined by the Compensation Committee, the 2003 Stock Incentive Plan does not allow for the sale or transfer of awards under the plan other than by will or the laws of descent and distribution, and may be exercised only during the lifetime of the participant and only by such participant. We do not have a policy to recover awards if relevant performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment.

Amended and Restated 2007 Equity Incentive Plan

Prior to the completion of our initial public offering, we adopted the Neutral Tandem, Inc. 2007 Equity Incentive Plan. The 2007 Equity Incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Our directors, officers and other employees, as well as others performing services for us, are eligible for grants under the plan. Our Compensation Committee approves all awards under the plan. Future decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation will be based on our understanding of market practices of similarly situated companies and negotiations with our executives in connection with their initial or continued employment by us. Other factors, including the amount and percentage of our total equity on a diluted basis held by our executive officers, will also be considered.

The purpose of the 2007 Equity Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success. We believe that the 2007 Equity Incentive Plan, which we believe is competitive with comparable organizations, will assist us in attracting, retaining and engaging the executives needed to maintain and grow our business. We believe that stock options as well as restricted stock awards granted pursuant to the 2007 Equity Incentive Plan will align our executives’ incentives with that of our stockholders and assist in the creation of long-term stockholder value while fostering employee retention. Because our Compensation Committee has the ability to determine certain vesting criteria and, with respect to options, the exercise price, our Compensation Committee may use such equity-based awards to create an appropriate balance of the short and long-term non-cash compensation. In addition, because our Compensation Committee has discretion over the granting of awards under the 2007 Equity Incentive Plan, we believe the 2007 Equity Incentive Plan provides the Compensation Committee with the ability to encourage integrity in our business dealings.

The following is a summary of the material terms of the 2007 Equity Incentive Plan, but does not include all of the provisions of the plan.

Administration. The Compensation Committee administers the 2007 Equity Incentive Plan. Our Board also has the authority to administer the plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan.

Available Shares. As of April 4, 2012, there were awards for 4,180,889 shares issued under the 2007 Long Term Equity Incentive Plan, and 723,528 shares, representing approximately 2.3% of our outstanding common stock, available for issuance under the 2007 Long Term Equity Incentive Plan. The number of shares available for issuance under the 2007 Equity Incentive Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility. Our directors, officers and employees, as well as other individuals performing services for us, are eligible to receive grants under the 2007 Equity Incentive Plan. However, only employees may receive grants of incentive stock options. In each case, the Compensation Committee will select the actual grantees.

Stock Options. Under the 2007 Equity Incentive Plan, the Compensation Committee or the Board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Compensation Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 25.0% of the total number of shares authorized under the plan and, if required by the Internal Revenue Code, it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value equal to the exercise price; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Compensation Committee may in its discretion grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Compensation Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Compensation Committee will determine the term of each option in its discretion. However, the terms of option awards under the 2007 Equity Incentive Plan are generally 10 years and no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of us, five years from the date of grant. In addition, all options under the 2007 Equity Incentive Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries.

For example, options generally expire 90 days after the date of cessation of service, so long as the grantee does not compete with us during the 90-day period. In the case of a participant’s retirement, all options that are exercisable shall remain so for up to 90 days after the date of retirement, and all options that were not exercisable will terminate upon the date of retirement. However, in the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 90 days after the date of death or disability. In each of the foregoing circumstances, the Board or the Compensation Committee may elect to accelerate the vesting of unvested options and further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control and a grantee is terminated from service (other than for cause) within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has granted certain equity awards that vest upon a change in control of us, whether or not the grantee is subsequently terminated. On April 1, 2011, we granted option awards in the amounts set forth in the table below. These awards have an exercise price of $14.48 per share, which represents the closing price of our common stock on The NASDAQ Global Market on the date of grant.

Number of Securities Underlying Options (#)
G. Edward Evans	300,000

One quarter of these options vested on April 1, 2012 (the first anniversary date of the grant) with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

Restricted Stock. Under the 2007 Equity Incentive Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries during any period of restriction, all shares of restricted stock on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, all restrictions on shares of restricted stock granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on shares of restricted stock granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated.

In 2011, we granted restricted stock awards to our named executive officers in the amounts set forth in the table below.

	Date of Award	Number of Shares Awarded (#)
G. Edward Evans	04/01/2011	200,000	(1)
John Harrington	04/13/2011	75,000	(1)
Rian J. Wren	04/01/2011	13,616	(2)

(1)

One quarter of these shares of restricted stock will vest on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

(2)

Immediately following Mr. Wren’s retirement as our Chief Executive Officer and in recognition of Mr. Wren’s new status as a non-employee Director, Mr. Wren received a grant of 13,616 shares of restricted stock valued at approximately $197,156, which was consistent with grants made of 8,347 shares to certain non-employee Directors of the Company on November 16, 2009, which were each valued at $197,156 based on the closing market price on the date of the grants. One half of these shares of restricted stock vested on the first anniversary date of the award with the remaining half of the shares vesting on a monthly basis over the subsequent 12 months.

Restricted Stock Units; Deferred Stock Units. Under the 2007 Equity Incentive Plan, the Compensation Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our affiliates during any period of restriction, all restricted stock units on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, all restrictions on restricted stock units granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on restricted stock units granted to such participant shall lapse. In addition, the Compensation Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of us, whether or not the participant is subsequently terminated. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards. Under the 2007 Equity Incentive Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, us and/or our subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Unless the Compensation Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. Except as otherwise determined by the Compensation Committee with respect to cash awards, if termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

Vesting, Withholding Taxes and Transferability of All Awards. The terms and conditions of each award made under the 2007 Equity Incentive Plan, including vesting requirements, will be set forth in a written agreement with the grantee. Except in limited circumstances, no award under the 2007 Equity Incentive Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2007 Equity Incentive Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives. We do not have a policy to recover awards if relevant performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment.

Amendment and Termination of the 2007 Equity Incentive Plan. The Board may amend or terminate the 2007 Equity Incentive Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with NASDAQ listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2007 Equity Incentive Plan without the affected participant’s consent. If not previously terminated by the Board, the 2007 Equity Incentive Plan will terminate on October 31, 2017.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements which specify payments in the event the executive’s employment is terminated. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits are payable if and only if the executive’s employment terminates as specified in the applicable employment agreement. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. We believe our severance benefits are competitive with general industry packages. For a further description of these severance benefits, see “—Employment Agreements” below.

Change in Control Benefits

Members of our Board, our named executive officers, and certain other members of our senior management are covered by arrangements, including but not limited to employment agreements, which specify accelerated vesting of unvested stock options and restricted stock in the event of a “change in control.” The Board’s stock options and restricted stock awards fully vest upon a change of control, and certain executives’ stock options and restricted stock partially vest upon a change of control and fully vest if, within a period of time of the change of control, they are not retained in their current capacity. In addition, the Compensation Committee has granted certain equity awards that vest upon a “change in control,” whether or not the grantee is subsequently terminated. Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent. We believe our change in control benefits are competitive with general industry practices.

In addition, our 2003 Stock Incentive Plan provides that in the event of our “change in control,” the Compensation Committee may otherwise determine the status of unvested options or restricted stock, including, without limitation, whether the successor corporation will assume or substitute an equivalent award, or portion thereof, for each outstanding award under the plan or, if there is no assumption or substitution of unvested outstanding awards, such unvested awards may be canceled.

For a further description of the employment agreements with our named executive officers, see “—Employment Agreements” below. For additional information concerning severance and change in control benefits, see “—Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Compensation

In 2009, 2010 and 2011, none of our named executive officers (other than Mr. Evans) received a material amount of perquisite or other similar compensation, however, we intend to continue to maintain executive benefits and perquisites for officers, and, the Compensation Committee may in its discretion revise, amend or increase named executive officers’ perquisites as it deems advisable. We believe these benefits and perquisites are currently not above median competitive levels for comparable companies and are beneficial in attracting and retaining executive talent.

Under the terms of Mr. Evans’ employment agreement, we provide Mr. Evans with a furnished corporate apartment near our principal offices in Chicago, Illinois. We also provide Mr. Evans with one round trip single passenger airline ticket (by economy class) per week between Chicago, Illinois and Oklahoma City, Oklahoma.

For a description of the employment agreements with our named executive officers, see “—Employment Agreements” below.

Retirement Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following 60 days of employment. The 401(k) plan permits us to make cash profit sharing contributions to eligible participants of 3.3%. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives, other than our common stock, according to the participants’ directions. All employee contributions are 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We believe that offering a 401(k) retirement plan increases our ability to attract and retain the best possible executive talent.

Differences in Compensation

Between our named executive officers there are variances in both the amount and the mix of compensation. Generally, the differences reflect the level of responsibility and the experience of the named executive officer. In addition, compensation can differ based on differences in the timing risk associated with the named executive officer joining us. For example, employees joining a more mature company may receive a lower overall compensation package because the risk of joining such a company as compared to an early stage venture is much lower. Among our named executive officers, the compensation differences in 2011 largely reflect the differences in overall responsibility, with Mr. Evans, our Chief Executive Officer, paid at the highest pay scale, including his receipt of the largest option and restricted stock grants in 2011, reflective of his greater responsibility.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board. The Compensation Committee determines the compensation paid to each of our named executive officers based upon various factors and sources of information, including recommendations of management. See “—Overview of Compensation Methodology” and “—Elements of Compensation” above. No member of our management, including our named executive officers, provides recommendations to the Compensation Committee with respect to his or her own compensation.

Employment Agreements

Effective February 6, 2006, Mr. Wren was appointed our President and Chief Executive Officer and James Hynes, our then President, Chief Executive Officer and Chairman of the Board, assumed the role of Executive Chairman of the Board. In October 2006, Mr. Hynes’ title was changed to Chairman of the Board. We entered into employment agreements with each of our named executive officers in 2006 except for Messrs. Evans and Harrington. As described below, each of Messrs. Evans and Harrington entered into an employment agreement with us in connection with his appointment as Chief Executive Officer and Senior Vice President of Regulatory and Litigation, respectively, in April 2011.

On December 28, 2009, Mr. Wren’s employment agreement was extended by two years to February 5, 2012.

Effective October 1, 2010, we entered into new employment agreements with each of our named executive officers, except for Messrs. Evans, Harrington and Wren. The employment agreements are three years in duration and renew automatically for one-year terms unless we or the named executive officer provide prior notice of termination.

Effective April 1, 2011, Mr. Wren retired as our Chief Executive Officer. Also effective April 1, 2011, we entered into an employment agreement with Mr. Evans, under which Mr. Evans agreed to serve as our Chief Executive Officer following Mr. Wren’s retirement. Mr. Evans’ employment agreement is four years in duration and renews automatically for one-year terms unless we or Mr. Evans provide prior notice of termination.

Effective April 13, 2011, we entered into an employment agreement with Mr. Harrington, under which Mr. Harrington agreed to serve as Senior Vice President of Regulatory and Litigation. Mr. Harrington’s employment agreement is three years in duration and renews automatically for one-year terms unless we or Mr. Harrington provide prior notice of termination.

Each employment agreement provides for an annual salary and a discretionary annual incentive cash bonus and/or equity awards up to 40% of the named executive officer’s base salary or such greater amount as our Board may determine. Each of the agreements provides for a severance payment over a prescribed term in the event the named executive is terminated without cause, including if his duties are materially changed in connection with a change of control. Each agreement also provides that no severance payment is due in the event of termination with cause, which includes termination for willful misconduct, conviction of a felony, dishonesty or fraud. Each agreement further contains an agreement by the named executive officer not to compete with us for a defined term equal in length to the applicable severance payment in the respective employment agreement, which we feel is reasonable and consistent with industry guidelines.

G. Edward Evans. We entered into an employment agreement with Mr. Evans, effective April 1, 2011, under which Mr. Evans agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Evans’ annual salary is $495,000. In the event Mr. Evans’ employment is terminated (i) by the Company without cause, (ii) by Mr. Evans for good reason, or (iii) by Mr. Evans for any reason following the Company’s delivery of a notice of non-renewal of the agreement, the agreement provides for a severance payment equal to one years’ base salary payable in equal installments in accordance with the Company’s payroll payment schedule. In the event that Mr. Evans’ employment is terminated by the Company within twelve months following a change of control, Mr. Evans’ agreement provides for a severance payment equal to two years’ base salary. If Mr. Evans terminates his employment for any reason within twelve months following a change of control, Mr. Evans’ agreement provides for a severance payment equal to one years’ base salary. The Company has also agreed to provide Mr. Evans with a furnished corporate apartment within reasonable commuting distance of the Company’s principal offices in Chicago, Illinois. The Company has also agreed to provide Mr. Evans with one round trip single passenger airline ticket (by economy class) per week between Chicago, Illinois and Oklahoma City, Oklahoma. During the employment period and through the first anniversary of the date of Mr. Evans’ termination, Mr. Evans is prohibited from directly or indirectly competing with us.

Robert Junkroski. We entered into an employment agreement with Mr. Junkroski, dated May 9, 2006, under which Mr. Junkroski agreed to serve as our Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Junkroski’s salary for 2007 was $240,000, for 2008 it was $252,000, for 2009 it was $272,000, and effective on January 1, 2010, Mr. Junkroski’s annual salary was increased to $286,000. On October 1, 2010, we entered into a new employment agreement with Mr. Junkroski. Pursuant to the terms of the new agreement, effective on October 1, 2010, Mr. Junkroski’s annual salary was increased to $300,000. Effective January 1, 2012, Mr. Junkroski’s annual salary was increased to $310,000. If Mr. Junkroski’s employment is terminated by us without cause, or terminated by Mr. Junkroski for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Junkroski any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Mr. Junkroski’s employment is terminated by us without cause, or terminated by Mr. Junkroski for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Junkroski any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Junkroski dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Junkroski any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Junkroski’s termination, Mr. Junkroski is prohibited from directly or indirectly competing with us.

Surendra Saboo. We entered into an employment agreement with Dr. Saboo, dated May 9, 2006, under which Dr. Saboo agreed to serve as our Executive Vice President and Chief Operating Officer. The agreement provides that Dr. Saboo shall be paid an annual salary of $215,000 for the year ending December 31, 2006. Dr. Saboo’s salary for 2007 was $240,000, for 2008 it was $260,000, for 2009 it was $290,000 and effective on January 1, 2010, Dr. Saboo’s annual salary was increased to $305,000. On October 1, 2010, we entered into a new employment agreement with Dr. Saboo, under which Dr. Saboo agreed to serve as our President and Chief Operating Officer. Pursuant to the terms of the new agreement, effective on October 1, 2010, Dr. Saboo’s annual salary was increased to $360,000. Effective January 1, 2012, Dr. Saboo’s annual salary was increased to $374,000. If Dr. Saboo’s employment is terminated by us without cause, or terminated by Dr. Saboo for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Dr. Saboo any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Dr. Saboo’s employment is terminated by us without cause, or terminated by Dr. Saboo for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Dr. Saboo any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Dr. Saboo dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Dr. Saboo any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Dr. Saboo termination, Dr. Saboo is prohibited from directly or indirectly competing with us.

John Harrington. We entered into an employment agreement with Mr. Harrington, effective April 13, 2011, under which Mr. Harrington agreed to serve as Senior Vice President of Regulatory and Litigation for a term of three years and renews automatically for one-year terms unless we or Mr. Harrington provide prior notice of termination. Pursuant to the terms of his employment agreement, Mr. Harrington’s annual salary for 2011 was $255,000 and, effective January 1, 2012, Mr. Harrington’s annual salary was increased to $260,000. If Mr. Harrington’s employment had been terminated by us without cause prior to April 13, 2012, or had been terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non renewal of the agreement prior to April 13, 2012, we would have been obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. If Mr. Harrington’s employment is terminated by us without cause on or after April 13, 2012, or terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non renewal of the agreement on or after April 13, 2012, we are obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Mr. Harrington’s employment is terminated by us without cause, or terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non renewal of the agreement, we are obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Harrington dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Harrington any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Harrington’s termination, Mr. Harrington is prohibited from directly or indirectly competing with us.

David Lopez. We entered into an employment agreement with Mr. Lopez, dated November 3, 2006, under which Mr. Lopez agreed to serve as our Senior Vice President of Sales. The agreement provides that Mr. Lopez shall be paid an annual salary of $155,250 for the year ending December 31, 2006. Pursuant to the terms of the agreement, Mr. Lopez’s annual salary for 2007 was $159,000, for 2008 it was $171,164, for 2009 it was $191,704 and, effective on July 1, 2010, Mr. Lopez’s annual salary was increased to $200,000. On October 1, 2010, we entered into a new employment agreement with Mr. Lopez. Pursuant to the terms of the new agreement, Mr. Lopez’s annual salary was increased to $220,000. Effective January 1, 2012, Mr. Lopez’s annual salary was increased to $230,000. If Mr. Lopez’s employment is terminated by us without cause, or terminated by Mr. Lopez for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Lopez any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Mr. Lopez’s employment is terminated by us without cause, or terminated by Mr. Lopez for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Lopez any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Lopez dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Lopez any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Lopez’s termination, Mr. Lopez is prohibited from directly or indirectly competing with us.

Rian Wren. We entered into an employment agreement with Mr. Wren, dated February 6, 2006. Mr. Wren retired as our Chief Executive Officer effective April 1, 2011, and continues to serve on our Board. Pursuant to the terms of his employment agreement, Mr. Wren’s salary for 2007 was $300,000, for 2008 was $350,000, for 2009 was $420,000 and effective on January 1, 2010, Mr. Wren’s annual salary was increased to $450,000. Effective November 9, 2010, Mr. Wren’s annual salary was increased to $495,000. Under the terms of his employment agreement, if Mr. Wren’s employment was terminated by us without cause or terminated by Mr. Wren for good reason, we were obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to 12 months’ base salary at the salary rate in effect on the date of termination. If Mr. Wren’s employment was terminated by us without cause, all of Mr. Wren’s unvested stock option and restricted stock equity awards were to vest immediately. If, during the employment period, Mr. Wren notified us of the termination of his employment, and such termination was effective on or after February 6, 2011, all of Mr. Wren’s unvested stock option and restricted stock equity awards granted prior to December 28, 2009 were to vest on the date of notice. If Mr. Wren’s employment was terminated within six months following a change of control or his responsibilities were materially diminished within six months of such change of control, we were obligated to pay to Mr. Wren any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Wren died, became disabled or his employment terminated for any other reason, we were obligated to pay Mr. Wren any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through (i) the second anniversary of the date of Mr. Wren’s termination or material change in responsibilities, in the event he was terminated within six months of a change of control or his responsibilities were materially diminished within six months of such change of control or (ii) the first anniversary of the date of Mr. Wren’s termination in the event his employment was terminated in any other circumstance, Mr. Wren is prohibited from directly or indirectly competing with us.

In connection with his retirement, all of Mr. Wren’s unvested stock option and restricted equity awards granted prior to December 28, 2009 vested immediately effective March 31, 2011. Also on March 31, 2011, in connection with his retirement, Mr. Wren forfeited 93,750 of the unvested shares of restricted stock that he received on November 9, 2010. The remaining 31,250 shares of restricted stock from the November 9, 2010 grant vested immediately on March 31, 2011. Finally, on April 1, 2011, in recognition of Mr. Wren’s new status as a non-employee Director of the Company, Mr. Wren received a grant of 13,616 shares of restricted stock valued at approximately $197,156. This grant is consistent with grants made of 8,347 shares to certain non-employee Directors of the Company on November 16, 2009, which were each valued at $197,156 based on the closing market price on the date of the grants.

Richard Monto. We entered into an employment agreement with Mr. Monto, dated February 5, 2008, under which Mr. Monto agreed to serve as our General Counsel and Corporate Secretary. Mr. Monto was not a named executive officer in 2011. Pursuant to the terms of the agreement, Mr. Monto’s salary for 2008 was $182,500, for 2009 it was $218,000 and effective on January 1, 2010, Mr. Monto’s annual salary was increased to $229,000. On October 1, 2010, we entered into a new employment agreement with Mr. Monto under which Mr. Monto agreed to serve as our General Counsel and Senior Vice President. Pursuant to the terms of the new agreement, effective on October 1, 2010, Mr. Monto’s annual salary was increased to $255,000. Effective January 1, 2012, Mr. Monto’s annual salary was increased to $264,000. If Mr. Monto’s employment is terminated by us without cause, or terminated by Mr. Monto for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Monto any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following a change of control, Mr. Monto’s employment is terminated by us without cause, or terminated by Mr. Monto for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, we are obligated to pay to Mr. Monto any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Monto dies, becomes disabled or his employment terminates for any other reason, we are obligated to pay Mr. Monto any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Monto’s termination, Mr. Monto is prohibited from directly or indirectly competing with us.

Paolo Susnik. We entered into an employment agreement with Mr. Susnik, effective October 1, 2010, under which Mr. Susnik agreed to serve as Managing Director of Tinet for a term of four years. Mr. Susnik was not a named executive officer in 2011. Pursuant to the terms of his employment agreement, Mr. Susnik’s annual salary is 220,000 euros per year with a target bonus of up to 100,000 euros per year. Mr. Susnik also receives a form of deferred compensation totaling 66,000 euros per year, and other benefits, including the use of a car paid for by Tinet. If Mr. Susnik is terminated without cause or terminates his employment for good reason, including after a change in control, he will receive a severance payment equal to two years of his total compensation.

Compensation Mix

The Compensation Committee carefully determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to determine compensation structures that we believe are appropriate for each of our named executive officers. In making compensation decisions, the Compensation Committee evaluates how its compensation structures create incentives that affect risk taking and whether such compensation structures properly align the interests of each of our named executive officers with our long-term interests and the interests of our stockholders. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (options and restricted stock awards) to encourage long-term growth in stockholder value and further our additional objectives discussed above. See “—Overview of Compensation Methodology” above. The mix of cash and non-cash compensation may sometimes be adjusted to reflect an individual’s need for current cash compensation. In the past, base salary typically has constituted a minority position of the total compensation of our named executive officers. We set some salary to provide adequate compensation to support a reasonable standard of living, so that our named executive officers are prepared to have “at risk” compensation awarded under our 2003 Stock Incentive Plan and 2007 Long-Term Incentive Plan. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our directors or named executive officers. We have a policy which requires that our directors and executive officers do not participate in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock.

Accounting and Tax Considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation of more than $1 million that is paid to certain individuals. No assurance can be provided that any portion of our executive compensation is deductible in accordance with Section 162(m) of the Internal Revenue Code. The Compensation Committee also reviews and considers the potential expense of each element of executive compensation under accounting principles generally accepted in the United States and their impact on earnings per share.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our this proxy statement.

The Compensation Committee

Robert Hawk, Chairman

Peter Barris

Edward Greenberg

Summary Compensation Table

The following Summary Compensation Table sets forth the information concerning the 2011, 2010 and 2009 compensation of our CEO, CFO and other named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5)(6) ($)	Total ($)
G. Edward Evans
Chief Executive Officer	2011	$369,115	$148,500	$2,896,000	$2,441,061	$—	$—	$61,412	$5,924,173
	2010	$—	$—	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—	$—	$—

Robert Junkroski
Chief Financial Officer and Executive Vice President	2011	$300,000	$120,000	$—	$—	$—	$—	$8,085	$428,085
	2010	$288,477	$169,800	$896,250	$—	$—	$—	$8,085	$1,362,612
	2009	$272,000	$196,000	$1,107,550	$1,092,000	$—	$—	$8,085	$2,675,635

John Harrington
Senior Vice President of Regulatory and Litigation	2011	$174,577	$102,000	$1,102,500	$—	$—	$—	$3,560	$1,382,637
	2010	$—	$—	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—	$—	$—

Surendra Saboo
Chief Operating Officer and President	2011	$360,000	$144,000	$—	$—	$—	$—	$8,085	$512,085
	2010	$316,269	$203,600	$1,195,000	$—	$—	$—	$6,952	$1,721,821
	2009	$290,000	$208,800	$1,477,602	$1,456,000	$—	$—	$8,085	$3,440,487

David Lopez
President of the Americas	2011	$220,000	$150,277	$—	$—	$—	$—	$8,085	$378,362
	2010	$199,812	$125,000	$896,250	$—	$—	$—	$8,085	$1,229,147
	2009	$191,704	$161,400	$443,020	$436,800	$—	$—	$8,085	$1,241,009

Rian Wren(7)
Former Chief Executive Officer	2011	$177,885	$—	$197,156	$—	$—	$—	$8,085	$383,126
	2010	$454,039	$280,800	$1,960,000	$—	$—	$—	$8,085	$2,702,924
	2009	$420,000	$302,400	$2,215,100	$2,184,000	$—	$—	$8,085	$5,129,585

(1)

Represents the dollar value of the base salary earned during 2011, 2010 and 2009, respectively. Mr. Evans’ amount includes $15,000 earned in respect of his service as a non-employee director prior to his appointment as our Chief Executive Officer effective April 1, 2011. Mr. Wren’s amount includes $35,000 earned in respect of his service as a non-employee director after his retirement as our Chief Executive Officer effective April 1, 2011.

(2)	Represents the dollar value of the bonus earned during 2011, 2010 and 2009, respectively.
(3)

Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these values. Mr. Wren’s amount includes the grant date fair value of a grant of 13,616 shares of restricted stock valued at approximately $197,156, which was granted in respect of his service as a non-employee director after his retirement as our Chief Executive Officer effective April 1, 2011.

(4)

Represents the grant date fair value of stock options, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these values.

(5)

Amounts reported in “All Other Compensation” reflect the Company’s contributions to our 401(k) plan. Under our 401(k) plan, we are permitted to make profit sharing contributions to each eligible participant. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives, which do not include Inteliquent stock, according to the participants’ directions. All employee contributions are 100% vested.

(6)

Pursuant to his employment agreement, Mr. Evans’ other compensation also includes $53,327 for a furnished corporate apartment near our principal offices and flights between Chicago, Illinois and Oklahoma City, Oklahoma.

(7)

Mr. Wren relinquished the title of President effective November 9, 2010 and retired as our Chief Executive Officer effective April 1, 2011. Mr. Evans was appointed our Chief Executive Officer effective April 1, 2011. Mr. Wren continues to serve on our Board.

Grants of Plan-Based Awards

The following table provides information regarding estimated possible payouts for grants of plan based awards granted under our 2007 Long Term Equity Incentive Plan during 2011:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Number of Securities Underlying All Other Option Awards: Options	Exercise or Base Price Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
G. Edward Evans	4/1/2011	200,000	300,000	14.48	5,337,061
John Harrington	4/13/2011	75,000	—	—	1,102,500
Rian Wren	4/1/2011	13,616	—	—	197,160

(1)

Represents the grant date fair value, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these values.

Outstanding Equity Awards at Year End

The following table summarizes equity awards granted to our named executive officers that were outstanding at December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable(1)
G. Edward Evans	39,583	10,417	(a)	17.60	10/30/2018	—		—
	—	300,000	(b)	14.48	4/1/2021	—		—
	—	—		—	—	200,000	(2)	2,896,000
Robert Junkroski	8,000	—		2.56	8/29/2016	—		—
	91,500	12,500	(c)	17.90	4/22/2018	—		—
	43,750	31,250	(d)	26.06	8/26/2019	—		—
	—	—		—	—	17,708	(4)	461,479
	—	—		—	—	51,563	(5)	616,172
John Harrington	—	—		—	—	75,000	(3)	1,102,500
Surendra Saboo	45,876	—		1.33	5/9/2016	—		—
	73,470	—		2.56	8/29/2016	—		—
	183,333	16,667	(c)	17.90	4/22/2018	—		—
	56,250	43,750	(d)	26.06	8/26/2019	—		—
	—	—		—	—	23,625	(4)	615,668
	—	—		—	—	68,750	(5)	821,563
David Lopez	32,500	16,250	(e)	17.90	4/22/2018	—		—
	15,000	15,000	(f)	26.06	8/26/2019	—		—
	—	—		—	—	7,083	(4)	184,592
	—	—		—	—	51,563	(5)	616,172
Rian Wren	47,326	—		1.17	2/6/2016	—		—
	78,126	—		3.68	10/11/2016	—		—
	300,000	—		17.90	4/22/2018	—		—
	150,000	—		26.06	8/26/2019	—		—
	—	—		—	—	13,616	(2)	197,160

(1)

Represents, on an award-by-award basis, the number of shares of common stock underlying unexercised options held by our named executive officers that were outstanding as of December 31, 2011. Prior to 2006, our named executive officers were not awarded stock options. The vesting schedules of the outstanding unvested option awards are listed below:

(a)

Represents the outstanding unvested portion of the original options granted on October 30, 2008 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

(b)

Represents the outstanding unvested portion of the original options granted on April 1, 2011 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

(c)

Represents the outstanding unvested portion of the original options granted on April 22, 2008 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

(d)

Represents the outstanding unvested portion of the original options granted on August 26, 2009 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting on a monthly basis over the subsequent 36 months.

(e)

Represents the outstanding unvested portion of the original options granted on April 22, 2008 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting annually on each anniversary of the grant date.

(f)

Represents the outstanding unvested portion of the original options granted on August 26, 2009 as of December 31, 2011. One quarter of these options vested on the first anniversary date of the option grant with the remaining three quarters of the options vesting annually on each anniversary of the grant date.

(2)

Represents the outstanding unvested portion of the original shares of restricted stock granted on April 1, 2011 as of December 31, 2011. One quarter of these shares of restricted stock vested on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

(3)

Represents the outstanding unvested portion of the original shares of restricted stock granted on April 13, 2011 as of December 31, 2011. One quarter of these shares of restricted stock vested on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

(4)

Represents the outstanding unvested portion of the original shares of restricted stock granted on August 26, 2009 as of December 31, 2011. One quarter of these shares of restricted stock vested on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

(5)

Represents the outstanding unvested portion of the original shares of restricted stock granted on September 30, 2010 as of December 31, 2011. One quarter of these shares of restricted stock vested on the first anniversary date of the award with the remaining three quarters of the shares vesting on a monthly basis over the subsequent 36 months.

Option Exercises and Stock Vested

With respect to our named executive officers, the following table provides information concerning options that were exercised and restricted stock awards that vested during 2011.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Edward Evans	—	$—	1,914	$26,963
Robert Junkroski	—	$—	34,063	$377,835
John Harrington	—	$—	—	$—
Surendra Saboo	20,000	$327,147	45,424	$503,863
David Lopez	8,750	$83,713	27,686	$290,570
Rian Wren	—	$—	87,918	$1,302,617

Potential Payments Upon Termination or Change in Control

This table shows the potential compensation due to named executive officers upon a change in control or termination of employment—related or unrelated to a change in control—by us without cause or by the executive with good reason, due to the executive’s death or disability, and by us with cause or by the executive without good reason. The amounts shown assume that a change in control or termination of employment was effective December 31, 2011. The amounts shown are only estimates of the amounts that would be due to the executives upon a change in control or termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts due can only be determined at the time of a change in control or separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible change in control or termination event were to occur.

Name of Executive Officer(1)	Termination without Cause(2) or resignation with Good Reason(3) or Any Reason After Receiving a Notice of Non-Renewal Outside of a Change of Control(4)	Termination with Cause(2) or resignation without Good Reason(3) Outside of a Change of Control(5)	Disability(6)(7)	Death(7)	Change of Control(8)		Termination without Cause(2) or resignation with Good Reason(3) or Any Reason After Receiving a Notice of Non-Renewal following Change of Control(8)(9)(10)
G. Edward Evans
Estimated Value of Cash Payment	$523,558	$28,558	$28,558	$28,558	$	N/A	$1,018,558
Estimated Value of Equity Awards	534,500	N/A	2,138,000	2,138,000		1,069,000	2,138,000
Total	1,058,058	28,558	2,166,558	2,166,558		1,069,000	3,156,558

Robert Junkroski
Estimated Value of Cash Payment	317,308	17,308	17,308	17,308		N/A	617,308
Estimated Value of Equity Awards	157,009	N/A	740,506	740,506		370,253	740,506
Total	474,317	17,308	757,814	757,814		370,253	1,357,814

John Harrington
Estimated Value of Cash Payment	269,712	14,712	14,712	14,712		N/A	524,712
Estimated Value of Equity Awards	233,844	N/A	551,203	551,203		275,602	551,203
Total	503,556	14,712	565,915	565,915		275,602	1,075,915

Surendra Saboo
Estimated Value of Cash Payment	380,770	20,770	20,770	20,770		N/A	740,770
Estimated Value of Equity Awards	209,390	N/A	987,489	987,489		493,744	987,489
Total	590,160	20,770	1,008,258	1,008,258		493,744	1,728,258

David Lopez
Estimated Value of Cash Payment	252,638	12,638	12,638	12,638		N/A	472,638
Estimated Value of Equity Awards	122,935	N/A	626,925	626,925		313,463	626,925
Total	375,573	12,638	639,563	639,563		313,463	1,099,563

Rian Wren(11)
Estimated Value of Cash Payment	N/A	N/A	N/A	N/A		N/A	N/A
Estimated Value of Equity Awards	N/A	N/A	N/A	N/A		N/A	N/A
Total	N/A	N/A	N/A	N/A		N/A	N/A

(1)

The amounts described in this table represent compensation provided under the executive’s employment agreement, the 2003 Stock Incentive Plan and the 2007 Equity Incentive Plan. The table excludes certain amounts due pursuant to plans that are available generally to all salaried employees.

(2)

“Cause” for purposes of the 2003 Stock Incentive Plan has the meaning given in any employment agreement with the optionee (or holder of restricted stock or other rights), if applicable, or if there is no such agreement, as determined by the Compensation Committee, which may determine that “cause” includes among other matters the willful failure or refusal of the optionee (or holder of restricted stock or other rights) to perform and carry out his or her assigned duties and responsibilities diligently and in a manner satisfactory to the Compensation Committee.

“Cause” for purposes of the 2007 Equity Incentive Plan means the occurrence of one or more of the following events:

(i) Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary;

(ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise;

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Subsidiary, as the case may be; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or any act of fraud or dishonesty with respect to the Company or a Subsidiary.

“Cause” for purposes of the named executive officers’ employment agreements means any of the following:

(i) Executive’s willful misconduct in the performance of his duties for the Company, or Executive’s willful failure to abide by or comply with any legal policy or directive of the Board;

(ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony, or any crime involving dishonesty or moral turpitude;

(iii) the violation by Executive of any material provision of this Agreement which either is not cured within ten (10) days after written notice is given to Executive by the Company or constitutes a habitual breach; or

(iv) Executive’s dishonesty, misappropriation or fraud with regard to the business or affairs of the Company or its affiliates.

(3)	“Good Reason” for purposes of the named executive officers’ employment agreements means, without Executive’s written consent:

(i) a material adverse change in Executive’s title or the duties assigned to Executive; or

(ii) any material failure by the Company to comply with its obligations under this Agreement,

but in each such case only if Executive has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following the initial existence of the condition, and the Company has not remedied such condition within thirty (30) days after receiving such notice.

(4)	Estimated Value of Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and severance pay equal to 12 months’ base salary.

Estimated Value of Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2011 with respect to any unvested stock options, and the value of our common stock on December 31, 2011 with respect to unvested restricted stock, as the case may be, held by the executive that are subject to accelerated vesting upon termination without cause or resignation following receipt of a notice of non-renewal in the absence of a change of control.

(5)	Estimated Value of Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and any unreimbursed business expenses.

Estimated Value of Equity Awards are not subject to acceleration upon a termination with Cause or resignation without Good Reason.

(6)

“Disability” for purposes of the 2003 Stock Incentive Plan has the meaning assigned in Section 22(e)(3) of the Internal Revenue Code: “[a]n individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Secretary may require.”

“Disability” for purposes of the 2007 Equity Incentive Plan means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

“Disability” for purposes of the named executive officers’ employment agreements means Executive is prevented by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and Executive or Executive’s personal representative(s)) from substantially performing Executive’s duties and responsibilities hereunder for one (1) or more periods totaling ninety (90) days in any twelve (12)-month period.

(7)	Estimated Value of Cash Payment represents cash payments of any unpaid base salary through the date of termination and any accrued vacation pay and any unreimbursed business expenses.

Estimated Value of Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2011 with respect to any unvested stock options, and the value of our common stock on December 31, 2011 with respect to unvested restricted stock, as the case may be, held by the executive as of December 31, 2011.

(8)

“Change of control” for purposes of the 2003 Stock Incentive Plan is any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of our assets, or otherwise, that results in our equity holders immediately prior to such transaction or series of transactions owning less than 50% of the equity or voting power of the surviving entity, or controlling less than 50% of our assets, thereafter.

“Change in control” for purposes of the 2007 Equity Incentive Plan means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets.

“Change of control” for purposes of the named executive officers’ employment agreements means any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group:

(i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (excluding any asset transferred to (A) stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition).

This definition is intended to comply with the definitions of “change in ownership” of a corporation and “change in ownership of a substantial portion of the assets” of a corporation set forth in the Treasury Regulations issued under section 409A(a)(2)(A)(v) of the Internal Revenue Code and shall be interpreted in a manner consistent with such intention.

(9)

The amounts described in this column represent compensation due to a named executive officer assuming that he or she is either terminated without cause or resigns with (or, in the case of Mr. Evans, without) good reason within twelve (12) months of a change in control.

With respect to Messrs. Evans, Junkroski, Harrington, Saboo and Lopez:

Estimated Value of Cash Payment represents cash payments of any unpaid base salary through the date of termination, and any accrued vacation pay, and severance pay equal to twenty-four (24) months’ base salary.

Estimated Value of Equity Awards represents the difference between the exercise price and the value of our common stock on December 31, 2011 with respect to any unvested stock options, and the value of our common stock on December 31, 2011 with respect to unvested restricted stock, as the case may be, held by the executive that are subject to accelerated vesting upon termination without cause or resignation with good reason in connection with a change of control.

With respect to Mr. Wren:

Mr. Wren retired effective April 1, 2011. On March 31, 2011, $1,218,424 of Mr. Wren’s unvested equity awards vested immediately, including 31,250 shares of restricted stock granted on November 9, 2010 valued at $460,938. On April 1, 2011, in recognition of Mr. Wren’s new status as a non-employee Director of the Company, Mr. Wren received a grant of 13,616 shares of restricted stock valued at approximately $197,156. This grant is consistent with grants made of 8,347 shares to certain non-employee Directors of the Company on November 16, 2009, which were each valued at $197,156 based on the closing market price on the date of the grants.

(10)

The amounts listed in this column represent estimates of total compensation due to our named executive officers at the time of a change of control and at termination without cause or resignation with good reason, or any reason after receiving a notice of non-renewal, following a change of control.

(11)

Mr. Wren retired effective April 1, 2011. On March 31, 2011, $1,218,424 of Mr. Wren’s unvested equity awards vested immediately, including 31,250 shares of restricted stock granted on November 9, 2010 valued at $460,938. On April 1, 2011, in recognition of Mr. Wren’s new status as a non-employee Director of the Company, Mr. Wren received a grant of 13,616 shares of restricted stock valued at approximately $197,156. This grant is consistent with grants made of 8,347 shares to certain non-employee Directors of the Company on November 16, 2009, which were each valued at $197,156 based on the closing market price on the date of the grants.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests. See “—Elements of Compensation—Retirement Plan” for a description of the 401(k) retirement plan which we maintain.

Non-Employee Director Compensation and Benefits

The following table summarizes our estimate of the compensation that our non-employee directors earned for services as members of our Board or any committee thereof during 2011, including amounts for meetings through December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2) (3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
James Hynes	$85,000	(a)	$197,156	$—	$—	$—	$—	$282,156
Peter Barris(4)	50,000	(b)	197,156	—	—	—	—	247,156
Robert Hawk	65,000	(c)	197,156	—	—	—	—	262,156
Lawrence Ingeneri	65,000	(d)	197,156	—	—	—	—	262,156
Edward Greenberg	50,000	(e)	197,156	—	—	—	—	247,156
Timothy Samples	50,000	(f)	197,156	—	—	—	—	247,156

(1)	Reflects annual fees paid to our non-employee directors for their Board service during 2011.
(a)	Reflects fees of $50,000 and $35,000 in respect of Mr. Hynes’ Board service and in connection with his being Chairman of the Board, respectively.
(b)	Reflects fees of $50,000 in respect of Mr. Barris’ Board service. Mr. Barris’ term on the Board will expire at the annual meeting.
(c)

Reflects fees of $50,000 and $15,000 in respect of Mr. Hawk’s Board service and in connection with his being Chairman of both our Compensation Committee and our Nominating and Corporate Governance Committee, respectively.

(d)	Reflects fees of $50,000 and $15,000 in respect of Mr. Ingeneri’s Board service and in connection with his being Chairman of our Audit Committee, respectively.
(e)	Reflects fees of $50,000 in respect of Mr. Greenberg’s Board service.
(f)	Reflects fees of $50,000 in respect of Mr. Samples’ Board service.
(2)

Represents the grant date fair value of stock options and restricted stock awarded to each director in 2011, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. For an additional discussion of the assumptions used for purposes of determining stock-based compensation during 2011 see Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)

The aggregate number of shares subject to option awards (representing unexercised option awards—both exercisable and unexercisable) and unvested shares of restricted stock awards held by each non-employee director at December 31, 2011 is as follows:

	Number of Shares Subject to Option Awards (Exercisable and Unexercisable) Held as of December 31, 2011 (#)		Number of Shares Restricted Stock Awards (Unvested) Held as of December 31, 2011 (#)
James Hynes	70,000	(a)	18,779	(b)
Peter Barris	70,000	(a)	18,779	(b)
Robert Hawk	14,584	(a)	18,779	(b)
Lawrence Ingeneri	70,000	(a)	18,779	(b)
Edward Greenberg	—		11,680	(c)
Timothy Samples	—		11,680	(c)

(a)	One quarter of the options to which this note relates vested on October 11, 2007, and the remaining options vested on a monthly basis over the subsequent 36 months.
(b)	One half of these shares will vest on November 16, 2012, and the remaining shares will vest on November 16, 2013.
(c)	One half of these shares will vest on May 26, 2012, and the remaining shares will vest on a monthly basis over the subsequent 12 months.
(4)	Mr. Barris’ term on the Board will expire at the annual meeting.

Director compensation is reviewed annually by the Compensation Committee and, except as described above, paid quarterly. In addition, directors are reimbursed for their business expenses related to their attendance at Board and committee meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial flights, cars and parking).

Limitations on Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which related to unlawful payments or dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the certificate of incorporation provides that we must indemnify our directors, officers and certain other agents to the fullest extent permitted under Delaware law, and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition to the indemnification provided for in our certificate of incorporation, we have and may in the future enter into separate indemnification agreements with each of our directors and named executive officers which is broader than the specific indemnification provisions contained in our certificate of incorporation. These indemnification obligations may require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ and Officers’ Insurance

We currently maintain a directors’ and officers’ liability insurance policy that provides our directors and officers with liability coverage relating to certain potential liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of our initial public offering, our Board adopted a statement of policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which we refer to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and 5% or more beneficial owners of our common stock. The Audit Committee administers procedures adopted by our Board with respect to related person transactions and reviews all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action, which may include the Audit Committee’s subsequent ratification of such transaction. Approval or ratification of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In approving or ratifying any related person transaction, the Audit Committee shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee periodically reports on its activities to the Board.

Second Amended and Restated Registration Rights Agreement

On November 19, 2004, we entered into a Second Amended and Restated Registration Rights Agreement with DCM III, DCM III-A, DCM Affiliates Fund III, New Enterprise Associates 10, Limited Partnership (“NEA 10”), NEA Ventures 2003, Limited Partnership, Mesirow Capital Partners VIII, L.P., Montagu Newhall Global Partners II, L.P., Montagu Newhall Global Partners II-A, L.P., Montagu Newhall Global Partners, II-B, L.P., Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Global Science & Technology Fund, James P. Hynes, Robert Hawk, Ed Greenberg, Joseph Onstott, Elizabeth Ann Petty, Doreen Kluber, Louise D’Amato, Karen L. Linsley, Paul Oakley, Bill Capraro, Paul W. Chisholm, Robert C. Atkinson, David Weisman, Joseph Tighe, Robert M. Junkroski, Lawrence M. Ingeneri, C. Ann Brown, John Barnicle and Ronald W. Gavillet (the “Investors”) and certain of our other then existing common stockholders (the “Other Stockholders”). Pursuant to the Second Amended and Restricted Rights Agreement, the Investors and the Other Stockholders have, subject to certain conditions and exceptions, piggyback rights to include the resale of their shares on any registration statement we file with respect to an offering of securities and demand rights to require us to file a registration statement for resale of their securities.

Subject to certain terms and conditions, we have agreed to pay the registration expenses of the stockholders selling their shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement, including, but not limited to, the payment of federal securities law and state blue sky registration fees and the reasonable fees and expenses of legal counsel to the holders of shares subject to the Second Amended and Restated Registration Rights Agreement and fees and disbursements to underwriters. We have agreed to indemnify selling stockholders for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholders sell shares of our common stock pursuant to the Second Amended and Restated Registration Rights Agreement. Each such selling stockholder in turn has agreed to indemnify us and any other selling stockholder for federal or state securities law violations that occur in reliance upon written information provided by it for use in a registration statement.

Each party to the Second Amended and Restated Registration Rights Agreement has registration rights under the agreement until the earlier of the fifth anniversary of our initial public offering or the date on which all such securities may be sold without regard to the provisions of Rule 144 of the Securities Act concerning volume limitations, notice and manner of sale and public availability of information.

Vonage Holdings Corp.’s Transactions with Our Company

Vonage Holdings Corp. (“Vonage”) purchases access from us to terminate certain of their customer’s domestic phone calls. In 2011, Vonage paid us approximately $2.1 million for these services. Peter Barris, who is a member of the board of directors of Vonage and is Managing General Partner of New Enterprise Associates, a holder of more than 5% of Vonage’s voting capital stock, serves as a member of our Board. Mr. Barris’ term on the Board will expire at the annual meeting.

The amounts we were paid by Vonage for our services were based upon competitive arms-length negotiations.

Legal Services Provided by Jenner & Block LLP

We entered into an employment agreement with Mr. Harrington, effective April 13, 2011, under which Mr. Harrington agreed to serve as our Senior Vice President of Regulatory and Litigation. In 2011, we paid approximately $560,000 to Jenner & Block LLP, the law firm in which Mr. Harrington was a partner prior to his departure from the firm to join us, for external legal services.

Rule 10b5-1 Trading Plans

Certain of our named executive officers and directors and other officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from such director or executive officer. Any director or executive officer party to such plan may amend or terminate it in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for years 2011 and 2010.

	2011	2010
Audit Fees(1) ($)	981,000	873,200
Audit-Related Fees(2) ($)	65,000	1,030,160
Tax Fees(3) ($)	68,000	—
All Other Fees(4) ($)	2,200	2,200

Total ($)	1,116,200	1,905,560

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	In 2010, the amount includes fees billed for work in connection with the acquisition of Tinet, including due diligence fees incurred.
(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent a subscription fee for an on-line research service providing access to accounting literature.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

All services performed by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under Nasdaq listing standards and the SEC rules. The Board adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.inteliquent.com.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Neutral Tandem, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of Deloitte & Touche LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for 2011.

The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with them their independence relating to Neutral Tandem, Inc. In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services performed by Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012, subject to stockholder ratification.

The Audit Committee

of the Board of Directors

Lawrence M. Ingeneri, Chairman

Edward M. Greenberg

Timothy A. Samples

OTHER MATTERS

Stockholder Proposals and Director Nominations

In order to be considered for inclusion in our Proxy Statement for our 2013 annual meeting, stockholder proposals must comply with Rule 14a-8(e) of the Exchange Act. Stockholder proposals submitted for consideration in the 2013 Proxy Statement must be submitted in writing to us at the Office of the Corporate Secretary, at the address below, and must be received by December 28, 2012.

In addition, our by-laws include advance notice provisions relating to stockholder nominations for directors or other business not submitted for inclusion in our Proxy Statement. The advance notice provisions provide that, among other things, stockholders provide us with timely written notice regarding such nominations or other business and otherwise satisfy the requirements set forth in our by-laws. To be timely, a stockholder who intends to present nominations for directors or a proposal at next year’s annual meeting other than pursuant to Rule 14a-8 must provide written notice of the nominations or the other business they wish to propose to us at the Office of the Corporate Secretary, at the address below, and must be received no earlier than January 23, 2013, and no later than February 22, 2013. For such proposals that are not timely filed, we retain discretion to vote proxies we receive.

Notice of a proposal must include:

(i)

a brief description of (A) the business desired to be brought before such meeting, (B) the reasons for conducting such business at the meeting, and (C) any material interest of the proposing stockholder or beneficial owner, if any, in such business, including a description of all agreements, arrangements and understanding between such stockholder or beneficial owner and any other person (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder;

(ii)	if the matter the stockholder giving the notice proposes to bring before such meeting involves an amendment to the by-laws, the specific wording of such proposed amendment; and

(iii)

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and record address of such stockholder and of such beneficial owner, (B) the class or series and number of shares of our capital stock which are, directly or indirectly, beneficially owned and owned of record by such stockholder and beneficial owner, (C) the class or series, if any, and number of options, warrants, convertible securities, stock appreciation rights or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Company or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or other securities of the Company (each, a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder and beneficial owner, (D) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company, (E) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Company, (F) any rights to dividends on the shares of the Company owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Company, (G) any proportionate interest in shares of the Company or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (H) a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of our capital stock or Derivative Securities, (H) (x) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to approve the proposal and/or otherwise solicit proxies from stockholders in support of such proposal and (y) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (I) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business.

Notice of a nomination must include:

(i)

as to each person whom you propose to nominate for election as a director (A) all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder, (B) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person you propose to nominate for election as director and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (C) a completed and signed questionnaire, representation and agreement required by Section 11(d) of our By-Laws; and

(ii)

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and record address of such stockholder and of such beneficial owner, (B) the class or series and number of shares of our capital stock which are, directly or indirectly, beneficially owned and owned of record by such stockholder and beneficial owner, (C) the class or series, if any, and number of options, warrants, convertible securities, stock appreciation rights or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Company or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or other securities of the Company (each, a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder and beneficial owner, (D) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company, (E) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Company, (F) any rights to dividends on the shares of the Company owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Company, (G) any proportionate interest in shares of the Company or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (H) a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of our capital stock or Derivative Securities, (I) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from stockholders in support of such nomination, (J) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (K) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the nomination.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Such notice must also comply with all other requirements of our by-laws.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Proponents must submit notices of proposals and nominations in writing to the following address:

Corporate Secretary

Neutral Tandem, Inc.

550 West Adams Street, Suite 900

Chicago, Illinois 60661

The Corporate Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

NEUTRAL TANDEM, INC. 550 West Adams Street Suite 900 CHICAGO, IL 60661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Rian J. Wren 02 James P. Hynes 03 Robert C. Hawk 04 Lawrence M. Ingeneri 05 G. Edward Evans
06	Timothy A. Samples 07 Edward M. Greenberg

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as Neutral Tandem’s independent registered public accounting firm.					☐	☐	☐

3	To approve, by advisory vote, named executive officer compensation.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

NEUTRAL TANDEM, INC.

Annual Meeting of Shareholders

May 23, 2012 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Neutral Tandem, Inc. (“Neutral Tandem”) hereby appoints G. Edward Evans and Robert M. Junkroski, and each of them acting singly, as proxies of the undersigned, with full power of substitution in each of them to vote all shares of common stock of Neutral Tandem which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Neutral Tandem, to be held in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606, on May 23, 2012, beginning at 8:00 a.m., local time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 27, 2012 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE BOARD’S NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS RETURNED AND NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side